SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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Silicon Graphics, Inc.

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October 18, 2007

Dear Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on November 19, 2007, at 8:00 a.m., Pacific time, at the offices of Cooley Godward Kronish LLP, 101 California Street, 5th Floor, San Francisco, California. Since seating is limited, please request a ticket by emailing us at annualmeeting@sgi.com or by contacting the Corporate Secretary at (650) 960-1980 or 1140 East Arques Avenue, Sunnyvale, California 94085.

The Notice of Annual Meeting and Proxy Statement that accompany this letter provide an outline of the business to be conducted at the meeting. I encourage you to review these documents and to learn about the progress SGI has made and the prospects for the future.

Your vote is important. To ensure your representation at the meeting, we urge you to vote your shares as soon as possible. The proxy card includes instructions on how to vote on the Internet, by telephone, or by returning your proxy card.

Thank you for your support of SGI.

Sincerely,

/s/ Kevin D. Katari

Kevin D. Katari

Chairman

Silicon Graphics, Inc.

SILICON GRAPHICS, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held November 19, 2007

The Annual Meeting of Stockholders of Silicon Graphics, Inc. will be held on Monday, November 19, 2007, at 8:00 a.m., Pacific time, at the offices of Cooley Godward Kronish LLP, 101 California Street, 5th Floor, San Francisco, California, for the following purposes:

1. To elect two Class I directors of the Company to hold office until the 2010 Annual Meeting of Stockholders.

2. To approve the Management Incentive Plan.

3. To approve the Employee Stock Purchase Plan.

4. To conduct any other business that may properly come before the meeting.

The Proxy Statement accompanying this Notice describes these matters more fully.

The record date for notice and voting was October 2, 2007. Only stockholders of record at the close of business on that date may vote at the Annual Meeting or any adjournment thereof.

We invite all stockholders to attend the meeting in person. Since seating is limited, please request a ticket by emailing us at annualmeeting@sgi.com or by contacting the Corporate Secretary at (650) 960-1980 or 1140 East Arques Avenue, Sunnyvale, California 94085.

Even if you plan to attend, please vote your shares as soon as possible. You may vote by telephone, on the Internet, or by signing and returning the proxy card in the enclosed envelope. Even if you have voted by proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank, or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By Order of the Board of Directors,

/s/ Barry J. Weinert

Barry J. Weinert

Vice President, General Counsel

and Corporate Secretary

Sunnyvale, California

October 18, 2007

Silicon Graphics, Inc,

1140 East Arques Avenue

Sunnyvale, California 94085

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

General Information Concerning the Annual Meeting

You are receiving this Notice of Annual Meeting and Proxy Statement because you are a stockholder of Silicon Graphics, Inc. (“SGI,” “we,” “our,” or the “Company”). You are invited to attend the 2007 Annual Meeting of Stockholders on November 19, 2007, at 8:00 a.m., Pacific time, at the offices of Cooley Godward Kronish LLP in San Francisco. Since seating is limited, please request a ticket by emailing us at annualmeeting@sgi.com or by contacting the Corporate Secretary at (650) 960-1980 or 1140 East Arques Avenue, Sunnyvale, California 94085. Please see the section Directions to the Annual Meeting of Stockholders for further information.

Our Board of Directors (the “Board”) is sending you these proxy materials in connection with our solicitation of proxies to be voted at our Annual Meeting and at any postponement or adjournment of our Annual Meeting. We intend to mail these proxy solicitation materials on or about October 18, 2007, to all stockholders of record entitled to vote at the meeting. Any correspondence concerning the Annual Meeting may be sent to Mr. Barry Weinert, Vice President, General Counsel and Corporate Secretary at our principal address set forth above.

Appointment of Proxy Holders

Your vote is very important. For this reason, our Board is requesting that you permit your shares of common stock to be represented at our Annual Meeting by the proxies named on the enclosed proxy card. You make this appointment by submitting the enclosed proxy form or using one of the voting methods described below. If appointed by you, the proxy holders will vote your shares as you direct on the matters described in the Proxy Statement. In absence of directions from you, they will vote your shares as recommended by the Board. Unless you otherwise indicate on the proxy form or through another voting method, you also authorize your proxy holders to vote your shares on any matters that are not known by your Board at the time this Proxy Statement was printed and that, under our bylaws, may be properly presented for action at the Annual Meeting.

Who May Vote at the Annual Meeting

You may vote your shares if you were a stockholder of record at the close of business on October 2, 2007 (the “Record Date”). As of the Record Date, 11,125,000 shares of our common stock were outstanding and entitled to vote. Each outstanding share of common stock is entitled to one vote.

Votes Needed to Hold the Meeting

A quorum, which is a majority of the outstanding shares as of the Record Date, must be present to hold the Annual Meeting. A quorum is calculated based on the number of shares represented at the meeting, either by the stockholders attending in person or by the proxy holders. If you indicate an abstention as your voting preference in all matters, your shares will be counted toward a quorum but will not be voted on any matter.

Voting Methods

If you are a stockholder of record (you own shares in your own name), you can vote by telephone, on the Internet, or by mail. If you are a street name stockholder (you own shares in the name of a bank, broker, or other holder of record), you should refer to the proxy form or the information you receive from the record holder to see the voting methods available to you. If you vote by telephone or on the Internet, you do not need to return your proxy form. Telephone and Internet voting will be available 24 hours a day and will close at the time listed on your proxy form.

Voting by Telephone. You may vote by proxy by using the toll-free number listed on the proxy form or mailed with your proxy materials. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Voting on the Internet. You may vote by proxy on the Internet by following the instructions on the proxy form or included in the proxy materials. As with telephone voting, you can confirm that your instructions have been properly recorded.

Voting by Mail. You may vote by proxy by signing, dating, and returning your proxy forms in the pre-addressed, postage-paid envelope provided.

Voting at the Annual Meeting. The method by which you vote your proxy form will not limit your right to vote at the Annual Meeting if you decide to attend in person. If you are a street name stockholder, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote at the Annual Meeting.

Changing Your Vote

Any proxy given in response to this solicitation may be revoked by the person giving it at any time before its use by delivering to our Corporate Secretary at our principal offices a written notice of revocation or a duly executed proxy bearing a later date or by voting at a later time by telephone or the Internet, or by attending the meeting and voting in person.

Issues to be Voted on at the Annual Meeting

In this Proxy Statement, you are asked to vote on three matters: (1) the election of directors; (2) approval of the Management Incentive Plan; and (3) approval of the Employee Stock Purchase Plan. Our Board does not know of any other matter that will be presented for consideration at the Annual Meeting. If any other matter does properly come before the Annual Meeting, your proxy holders will vote on it as they think best unless you direct otherwise in your proxy instruction.

Counting the Vote

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “For” and “Withhold” and, with respect to proposals other than the election of directors, “Against” votes, abstentions, and broker non-votes. Abstentions will be counted towards the vote total for each proposal and will have the same effect as “Against” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

Broker Non-Vote

Generally, if shares are held in street name, the beneficial owner of the shares is entitled to give voting instructions to the broker or nominee holding the shares. Broker non-votes occur when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed “non-routine.” If the beneficial owner does not provide voting instructions, the broker or nominee can still vote the shares with respect to matters that are considered to be “routine” but not with respect to “non-routine” matters.

Method and Cost of Proxy Solicitation

We do not anticipate retaining the services of a proxy solicitor this year and we will pay the entire cost of soliciting proxies. Our employees may solicit your proxy voting instructions without additional compensation. We have retained Broadridge Financial Solutions, Inc. (“Broadridge”) and our Transfer Agent, Computershare Investor Services (“Computershare”), to assist in distributing these proxy materials. Computershare will serve as the proxy tabulator.

We will also reimburse brokerage firms, banks, and other holders of record for reasonable out-of-pocket expenses for forwarding these proxy materials to you, according to certain regulatory fee schedules. See Receiving Future Proxy Materials on the Internet for information on how you can help reduce printing and mailing costs.

Householding

Brokers with account holders who are SGI stockholders will be “householding” our proxy materials. Under this procedure, stockholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of the Proxy Statement and accompanying materials, but will continue to receive separate proxy forms. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you revoke your consent. This procedure reduces printing and mailing costs.

If you prefer to receive separate sets of proxy materials for our Annual Meeting, we will promptly deliver them to you if you request it by writing to our Corporate Secretary at our principal offices. If you wish to receive separate proxy materials in the future, you may telephone Broadridge toll-free at 1-800-542-1061 and request a separate mailing of materials.

Stockholders who currently receive multiple copies of the proxy materials at their address and would like to request householding of their proxy and other materials should contact their broker.

2008 Deadline for Receipt of Stockholder Proposals

Proposals of stockholders intended to be presented at our 2008 Annual Meeting of Stockholders must be received by our Corporate Secretary no later than June 20, 2008, in order to be included in the proxy materials for that meeting.

If you intend to present a proposal at our 2008 Annual Meeting, but you do not intend to have it included in our 2008 Proxy Statement, notice must be received by our Corporate Secretary no earlier than July 23, 2008, and no later than August 21, 2008. You are also advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations. Our Bylaws are available at www.sgi.com under the Investors and then Corporate Governance sections.

Receiving Future Proxy Materials on the Internet

The Notice of Annual Meeting and Proxy Statement and our Annual Report for the fiscal year ended June 29, 2007, are available on our Web site at www.sgi.com under the Investors and then Annual Report sections.

Instead of receiving paper copies of the Proxy Statement and accompanying materials in the mail, you can elect to receive an e-mail that will provide an electronic link to these documents. Opting to receive your proxy materials online conserves natural resources and will save us the cost of printing and mailing documents to you and also gives you an electronic link to the proxy voting site.

If you are a stockholder of record, you may enroll in electronic delivery by following the instructions on the proxy card provided by Computershare. You may revoke your electronic delivery election at any time and request a paper copy of our Proxy Statement and Annual Report.

If you are a street name stockholder, you may also have the opportunity to receive copies of the Annual Report and Proxy Statement electronically. Please contact your broker or bank for more information on electronic delivery of your proxy materials.

Proposal 1—Election of Two Directors

We have seven directors serving on our Board. The directors are divided into three classes and they serve staggered three-year terms. The Class I directors, James A. McDivitt and Robert H. Ewald, are being nominated for re-election this year for a three-year term expiring at the 2010 Annual Meeting. The Board has nominated these individuals for election to the Board at the recommendation of the Corporate Governance and Nominating Committee. Following the Annual Meeting, at which two Class I directors are to be elected, the Board will consist of two directors in Class I, three in Class II, and two in Class III. The current Class II directors’ terms expire at the 2008 Annual Meeting, and the current Class III directors’ terms expire at the 2009 Annual Meeting. We encourage nominees for director to attend the Annual Meeting.

Directors and Nominees for Director

Unless otherwise instructed, the proxy holders will vote for the nominees named below. Each of the nominees has consented to serve another term as a director if re-elected. In the unexpected event that any nominee becomes unavailable or declines to serve, the proxy holders will vote the proxies in their discretion for any nominee designated by the Board to fill the vacancy or allow the vacancies to remain open until a suitable candidate or candidates are located. Directors must be elected by a plurality of the votes cast at the Annual Meeting. This means that the two nominees receiving the highest number of votes will be elected. Abstentions will have no effect on the election of directors. If you hold your shares through a broker, bank or other nominee and you do not instruct them how to vote on this proposal, your broker may vote your shares.

Name	Class	Age	Principal Occupation	Director Since

Nominees for election for a three-year term expiring at the 2010 Annual Meeting
Robert H. Ewald	I	59	Chief Executive Officer, Silicon Graphics, Inc.	2007
James A. McDivitt	I	78	Former Senior Vice President, Government Operations and International, Rockwell International Corporation	1987

Directors continuing in office until the 2009 Annual Meeting
Anthony Grillo	II	52	Founder and Chief Executive Officer, American Securities Opportunity Fund, LP	2006
Joanne O. Isham	II	51	Chief Operating Officer, High Performance Technologies, Inc.	2007
Kevin D. Katari	II	38	Managing Member, Watershed Asset Management, L.L.C.	2006

Directors continuing in office until the 2008 Annual Meeting
Eugene I. Davis	III	52	Chairman and Chief Executive Officer, Pirinate Consulting Group, L.L.C.	2006
Chun Won Yi	III	30	Vice President and Research Analyst, Quadrangle Group LLC	2006

Except as indicated below, each nominee or incumbent director has been engaged in the principal occupation set forth above during the past five years. There are no family relationships among our directors or executive officers.

Class I Directors

Mr. Ewald was named our Chief Executive Officer and appointed as a member of our Board in April 2007. From June 2005 to April 2007, Mr. Ewald served as the Chairman and Chief Executive Officer of Linux Networx, a Linux based networking company. Mr. Ewald served as Executive Vice President and President of Human Resource Solutions of Ceridian Corporation from July 2003 to January 2005. He also served as a director of Ceridian Corporation from March 2001 to January 2005. From October 2002 to 2003, Mr. Ewald was the Chairman and Chief Executive Officer of Scale Eight, Inc., a high-performance network clustered storage company. From March 1999 to October 2002, he served as President and Chief Executive Officer of E-Stamp Corporation, an internet postage company, and as the Executive Chairman of its successor company, Learn2 Corporation. From October 1997 to July 1998, Mr. Ewald was the Executive Vice President and Chief Operating Officer of Silicon Graphics, Inc.

James A. McDivitt became a director of the Company in 1987. Prior to his retirement in March 1995, he was Senior Vice President, Government Operations and International, of Rockwell International Corporation. He has also held executive positions with Consumers Power Company and Pullman, Inc. Mr. McDivitt was selected as an astronaut by NASA in September of 1962. He was the command pilot for the Gemini 4 mission in 1965 and the Commander of the Apollo 9 mission in 1969. He then served as a Program Manager for many Apollo missions until 1972, when he retired from the U.S. Air Force, with the rank of Brigadier General, and from NASA. Mr. McDivitt also serves as a director of Ionatron, Inc.

Class II Directors

Anthony Grillo became a director of the Company in October 2006. Since 2005, Mr. Grillo has served as the Chief Executive Officer of American Securities Opportunity Fund, LP, which he founded and which focuses on providing advisory services to and making investments in companies in transition. From January 2005 through September 2005, Mr. Grillo served as Chief Executive Officer of CricketHill Associates, LLC, a boutique advisory firm providing financial advisory services to distressed companies. From March 2001 through December 2004, Mr. Grillo served as the Senior Managing Director of Evercore Partners, an investment banking boutique providing advisory services to multinational corporations on significant mergers, acquisitions, divestitures, restructurings, and other strategic corporate transactions. From 1999 through March 2001, Mr. Grillo was a Senior Managing Director of JLL Partners, a private equity investment firm. Mr. Grillo is also a director of Littelfuse, Inc.

Joanne O. Isham became a director of the Company in January 2007. Since June 2007, Ms. Isham has been the Chief Operating Officer of High Performance Technologies, Inc. Prior to assuming this role, Ms. Isham was the Vice President/Deputy General Manager of Network Systems at BAE Systems (“BAE”). In that capacity, she was directly responsible for identifying strategic opportunities for new mission focus within the intelligence community, Department of Defense, and the Department of Homeland Security. Before joining BAE, Ms. Isham was a member of the Senior Intelligence Service and a career officer at the Central Intelligence Agency (“CIA”). From September 2001 until her retirement, she served as Deputy Director of the National Geospatial-Intelligence Agency. Immediately prior to that assignment, she served as the Deputy Director of Science and Technology at the CIA. In that position, she was the principal executive overseeing the CIA’s scientific and technical program with particular responsibility for clandestine technical activities and CIA-wide research and development. Ms. Isham held several other senior management positions in the CIA and other organizations in the intelligence community.

Kevin D. Katari became a director of the Company on October 17, 2006, and was elected Chairman of our Board on October 18, 2006. Mr. Katari joined Watershed Asset Management, L.L.C., a manager of discretionary capital for institutional investors (“Watershed”), in April 2002 and has served as a Managing Member of Watershed and its affiliate, WS Partners, L.L.C. since March 2004. From 1999 to 2002, Mr. Katari was a co-founder, Vice President, and member of the Board of Directors of Bluefire Systems, Inc., a startup retail consulting and software firm. Mr. Katari is also a member of the Board of Directors of Carmike Cinemas, Inc.

Class III Directors

Eugene I. Davis became a director of the Company in October 2006. He is Chairman and Chief Executive Officer of Pirinate Consulting Group, L.L.C., a privately-held consulting firm specializing in crisis and turn-around management, liquidation and sales management, merger and acquisition consulting, hostile and friendly takeovers, proxy contests, and strategic planning advisory services for public and private business entities. Mr. Davis is also a director of Knology, Inc.; Haights Cross Communications, Inc.; PRG-Schultz International, Inc.; Atlas Air Worldwide; Medicor Ltd.; American Commercial Lines, Inc.; and Delta Air Lines, Inc.

Chun Won Yi became a director of the Company in October 2006. He has been serving since May 2003 as a Vice President and Research Analyst of Quadrangle Group LLC, a private investment firm where Mr. Yi is focused on the firm’s distressed debt business. From June 2002 to May 2003, Mr. Yi was an Associate in the Diversified Industries Group at JPMorgan and from June 1999 to June 2002 served as an Analyst for JPMorgan.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN

FAVOR OF EACH NAMED NOMINEE.

Information Regarding Operations of the Board of Directors and Corporate Governance

Background Information

On May 8, 2006, the Company and certain of its subsidiaries (collectively with the Company, the “Debtors”) filed voluntary petitions for reorganization under chapter 11 of title 11, United States Code, in the United States Bankruptcy Court for the Southern District of New York (Case Nos. 06-10977 (BRL) through 06-10990 (BRL)). On September 19, 2006, the Debtors’ First Amended Joint Plan of Reorganization Under Chapter 11 of the Bankruptcy Code, as Modified, (the “Plan”) was confirmed by the Court, and on October 17, 2006 (the “Effective Date”), the Plan became effective under the Bankruptcy Code and we emerged from the bankruptcy process.

During the fiscal year ended June 30, 2006, and prior to the Effective Date, the members of our Board were Dennis McKenna, Robert R. Bishop, Dr. Lewis S. Edelheit, James A. McDivitt, Arthur L. Money, Anthony R. Muller, and Dr. Robert M. White. Mr. Money resigned from the Board in June 2006. As of the Effective Date, Dr. Edelheit, Dr. White, Mr. Muller, and Mr. Bishop ceased being directors of the Company, and the following persons became members of the Board pursuant to and by operation of the Plan: Eugene I. Davis, Anthony Grillo, Kevin D. Katari, and Chun Won Yi. In addition, Mr. McKenna and Mr. McDivitt remained as directors of the Company and Messrs. White, Money, and McDivitt remained directors of our subsidiary, Silicon Graphics Federal, Inc. On October 18, 2006, the Board elected Mr. Katari as Chairman of the Board. Mr. McKenna resigned from the Board on April 6, 2007. The resulting vacancy was filled by Mr. Ewald, who joined the Board on April 9, 2007. Joanne O. Isham joined the Board on January 31, 2007.

Independence of the Board of Directors

As required under the Nasdaq Stock Market (“Nasdaq”) listing standards, a majority of the members of a listed company’s Board must qualify as “independent,” as affirmatively determined by the Board. The Board consults with the Company’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq as in effect from time to time. Consistent with these considerations, after review of all relevant transactions or relationships between each director or any of his or her family members and the Company, its senior management, and its independent auditors, the Board has affirmatively determined that, other than Robert Ewald, all members of our Board are independent directors within the meaning of the applicable Nasdaq listing standards. In making this determination, the Board found that none of these directors, other than Mr. Ewald, had a material or other disqualifying relationship with the Company. Mr. Ewald, our Chief Executive Officer, is not an independent director by virtue of his employment with the Company.

Meetings of the Board of Directors

The Board and its committees meet throughout the year on a regular schedule and hold special meetings or act by written consent as needed. During fiscal 2007, the Board held nineteen meetings either in person or by telephone. Each regularly scheduled meeting of the Board includes a separate executive session for the non-management members of the Board. All directors attended at least 75% of the aggregate of the meetings of the Board, and of the committees on which they served, held during the period for which they were directors and committee members, respectively.

Information Regarding Committees of the Board of Directors

The Board has three committees: the Audit Committee, the Compensation and Human Resources Committee, and the Corporate Governance and Nominating Committee. The following table provides membership and meeting information for fiscal 2007 for each of the Board committees:

Name	Audit		Compensation and Human Resources		Corporate Governance and Nominating
Eugene I. Davis	x	*	x
Robert H. Ewald
Anthony Grillo	x		x	*
Joanne O. Isham			x		x
Kevin D. Katari					x
James A. McDivitt	x		x
Chun Won Yi					x	*

*	Committee Chairperson

The Board periodically reviews its standing committees, the committee charters, and the appointment of directors to serve on standing committees. The Board has determined that all members of these committees are independent directors within the meaning of the rules and regulations of Nasdaq. Each of our standing committees operates under a written charter adopted by the Board, and each committee’s charter is available on our Web site at www.sgi.com under the Investors and then Corporate Governance sections. Below is a description of each committee of the Board.

Audit Committee

The Audit Committee of the Board was established by the Board to oversee our corporate accounting and financial reporting processes and audits of its financial statements. For this purpose, the Audit Committee performs several functions. The Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines and approves the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; reviews and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company’s audit engagement team as required by law; reviews and approves or rejects transactions between us and any related persons; confers with management and the independent auditors regarding the effectiveness of internal controls over financial reporting; establishes procedures, as required under applicable law, for the receipt, retention, and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, and the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters; and meets to review the Company’s annual audited financial statements and quarterly financial statements with management and the independent auditor, including reviewing related disclosures set forth in our periodic reports filed with the SEC. The Audit Committee is composed of three directors: Messrs. Davis (Chair), Grillo, and McDivitt. The Audit Committee met sixteen times during the fiscal year.

The Board has also determined that Mr. Davis qualifies as an “audit committee financial expert” as defined in applicable SEC rules. The Board made a qualitative assessment of Mr. Davis’ level of knowledge and experience based on a number of factors, including his formal education and experience as a chief financial officer for public reporting companies.

The charter of the Audit Committee is attached as Appendix A.

Fees Paid to Independent Registered Public Accountants

In June 2006, the Audit Committee made the decision to change independent accountants, which decision was approved, ratified, and adopted by our Board. As a result, on June 19, 2006, we dismissed the previous independent registered public accounting firm, Ernst & Young, LLP, and engaged KPMG LLP as our independent registered public accounting firm. The report of our principal accountants on our financial statements for fiscal year 2006 did not contain any adverse opinion or disclaimer of an opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. In fiscal year 2007 our principal accountants’ report included an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

The aggregate fees billed by KPMG for professional services provided for fiscal 2007 and 2006 were as follows:

	Fiscal Year Ended
	June 29, 2007	June 30, 2006
Audit Fees: (1)	$5,109,000	$7,166,000
Audit-Related Fees: (2)	2,000	—
Tax Fees: (3)	—	44,000
All Other Fees: (4)	—	—

Total	$5,111,000	$7,210,000

The aggregate fees billed by Ernst & Young for professional services provided for fiscal 2007 and 2006 were as follows:

	Fiscal Year Ended
	June 29, 2007	June 30, 2006
Audit Fees: (1)	$162,000	$2,716,000
Audit-Related Fees: (2)	—	96,000
Tax Fees: (3)	19,000	73,000
All Other Fees: (4)	—	2,000

Total	$181,000	$2,887,000

(1)	Represents fees for professional services rendered in connection with the audit of the annual financial statements and for the review of the quarterly financial statements, advice on accounting matters that arose during the audit, services associated with SEC registration statements, and audit services provided in connection with other statutory or regulatory filings. Fiscal 2007 fees include approximately $162,000 in billings from Ernst & Young, which covered work on the 2006 10-K, S-8, and SAB 99 analysis as well as statutory audit fees for the French and Korean subsidiaries, who are still transitioning away from Ernst & Young as the principal accounting firm. Amounts billed by Ernst & Young for fiscal 2006 represent audit fees for work performed prior to the change of auditors in June 2006.

(2)	Represents assurance and related services that are reasonably related to the performance of the audit or review of our financial statements but not reportable in footnote (1) above. Fiscal 2007 fees of $2,000 cover a special audit of a government-funded research project produced by the Spanish subsidiary. Amounts billed by Ernst & Young for fiscal 2006 represent audit fees for work performed prior to the change of auditors in June 2006.

(3)	Represents fees for international and U.S. tax planning and compliance services as well as consultation and assistance surrounding matters with various income and sales tax authorities. Fiscal 2007 fees of $19,000 cover tax advisory services rendered to the Spanish subsidiary on a regular basis. Amounts billed by Ernst & Young for fiscal 2006 represent audit fees for work performed prior to the change of auditors in June 2006.

(4)	Represents fees for services provided in connection with other miscellaneous items not otherwise included in the categories above. Amounts billed by Ernst & Young for fiscal 2006 represent audit fees for work performed prior to the change of auditors in June 2006.

Audit Committee Pre-Approval Policies and Procedures

In accordance with its charter, the Audit Committee approves in advance all audit and non-audit services to be provided by our independent registered public accounting firm. In certain cases, the Audit Committee may delegate authority to pre-approve non-audit services on a preliminary basis to one or more members of the Audit Committee, provided that such pre-approvals are communicated to the full Audit Committee at its next meeting. During fiscal 2007, all services were pre-approved by the Audit Committee in accordance with this policy.

Auditor Attendance at the Annual Meeting

Representatives from KPMG will attend the Annual Meeting to answer any questions.

Report of the Audit Committee of the Board of Directors

The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended June 29, 2007, with our management. The Audit Committee has discussed with the independent auditors the matters required to be discussed by the Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T. The Audit Committee has also received the written disclosures and the letter from the independent accountants required by the Independence Standards Board Standard No. 1, (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T and has discussed with the independent accountants the independent accountant’s independence. Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended June 29, 2007.

Mr. Anthony Grillo

Mr. Eugene I. Davis

Mr. James A. McDivitt

Compensation and Human Resources Committee

The Compensation and Human Resources Committee (the “Compensation Committee”) is composed of four directors: Messrs. Grillo (Chair), Davis, and McDivitt and Ms. Isham. The Compensation Committee met fourteen times during the fiscal year. The Compensation Committee has adopted a written charter that is available to stockholders on the Company’s Web site at www.sgi.com under the Investors and then Corporate Governance sections.

The Compensation Committee of the Board acts on behalf of the Board to review, approve, and oversee the Company’s compensation strategy, policies, plans and programs, including the following:

•

establishment of corporate and individual performance objectives relevant to the compensation of our executive officers, directors, and other senior management and evaluation of performance in light of these stated objectives;

•

review and approval of the compensation and other terms of employment or service, including severance and change-in-control arrangements, of our Chief Executive Officer and the other executive officers and directors;

•	administration of our equity compensation plans and other similar plans and programs; and

•	review of the Compensation Discussion and Analysis with management and consideration of whether to recommend that it be included in the Proxy Statements and other filings.

Compensation and Human Resources Committee Processes and Procedures

Typically, the Compensation Committee meets at least quarterly and with greater frequency if necessary. The agenda for each meeting is usually developed by our SVP of Human Resources with approval of the CEO and the Chair of the Compensation Committee. Agenda items may also be added directly by the Chair of the Compensation Committee. The Compensation Committee meets regularly in executive session. However, from time to time, members of the Board, various members of management and other employees, and outside advisors or consultants may be invited by the Compensation Committee to make presentations, provide financial or other background information and advice, or otherwise participate in Compensation Committee meetings. The CEO may not participate in or be present during any deliberations or determinations of the Compensation Committee regarding his compensation or individual performance objectives. The charter of the Compensation Committee grants it full access to our books, records, facilities, and personnel as well as the authority to obtain, at our expense, advice and assistance from internal and external compensation, legal, accounting, or other advisors and consultants and other external resources that the Compensation Committee considers necessary or appropriate in the performance of its duties. In particular, the Compensation Committee has the sole authority to retain compensation consultants to assist in its evaluation of executive and director compensation, including the authority to approve the consultant’s reasonable fees and other retention terms.

During the past fiscal year, the Compensation Committee engaged Frederic W. Cook & Co., Inc. as compensation consultants (the “Compensation Consultant”), based on recommendations from members of the Board. The Compensation Committee requested that the Compensation Consultant do the following:

•	evaluate the efficacy of our existing compensation strategy and practices in supporting and reinforcing the Company’s long-term strategic goals; and

•	assist in refining our compensation strategy and in developing and implementing an executive compensation program to execute that strategy.

As part of its engagement, the Compensation Consultant was requested by the Compensation Committee to develop a comparative group of companies and to perform analyses of competitive performance and compensation levels for that group. At the request of the Compensation Committee, the Compensation Consultant also conducted individual interviews with members of the Compensation Committee and executives to learn more about the Company’s business operations and strategy, key performance metrics, and strategic goals as well as the labor markets in which we compete. The Compensation Consultant developed an analysis and database that served as a set of external market benchmarks which, along with design recommendations from the Compensation Consultant, were used by management in the development of our overall compensation strategy and components. Upon presentation by management, the external market benchmarks, other relevant internal data, SGI business objectives and the recommendations were discussed in detail between the Compensation Committee, management and the Compensation Consultant. The Compensation Committee ultimately approved the compensation strategy and components, based on the financial and operating objectives of the Company, the relevant internal data and external market benchmarks. The approved compensation strategy and components are discussed in the Compensation Discussion and Analysis section of this Proxy Statement.

Historically, the Compensation Committee has reviewed and approved significant adjustments to annual compensation, determined bonus and equity awards, and established new performance objectives at one or more meetings held during the first quarter of the year. Generally, the Compensation Committee’s process comprises two related elements: the determination of compensation levels and the establishment of performance objectives for the current year. For executives other than the CEO, the Compensation Committee solicits and considers evaluations and recommendations submitted to the Compensation Committee by the CEO. In the case of the CEO, the evaluation of his performance is conducted by the Compensation Committee, which determines any adjustments to his compensation as well as awards to be granted. As part of its deliberations, the Compensation Committee may review and consider, for all executives and directors as appropriate, materials such as financial reports and projections, operational data, tax and accounting information, tally sheets that set forth total compensation payable in various hypothetical scenarios, executive and director stock ownership information, company stock performance data, analyses of historical executive compensation levels and current Company-wide compensation levels, and recommendations of the Compensation Consultant. These recommendations may include analyses of executive and director compensation paid at other companies identified by the Compensation Consultant. The Compensation Committee considers matters related to individual compensation, such as compensation for new executive hires, as well as high-level strategic issues, such as the efficacy of the Company’s compensation strategy, potential modifications to that strategy and new trends, and plans or approaches to compensation. At various meetings throughout the year and on a monthly basis, the Compensation Committee approves new-hire and other equity grants. The specific determinations of the Compensation Committee with respect to executive compensation for fiscal year 2007 are described in detail in the Compensation Discussion and Analysis section of this Proxy Statement.

Compensation and Human Resources Committee Interlocks and Insider Participation

The members of the Compensation Committee during fiscal 2007 were Messrs. Grillo, Davis and McDivitt and Ms. Isham. Each committee member was a non-employee director. During fiscal 2007, no interlocking relationships existed between the Board and the Compensation Committee and the board of directors or compensation committee of another company.

Compensation and Human Resources Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis (“CD&A”) contained in this Proxy Statement. Based on this review and discussion, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into our Annual Report on Form 10-K for the fiscal year ended June 29, 2007.

Mr. Anthony Grillo

Mr. Eugene I. Davis

Mr. James A. McDivitt

Ms. Joanne O. Isham

Corporate Governance and Nominating Committee

The Corporate Governance and Nominating Committee (the “Governance Committee”) of the Board is responsible for identifying, reviewing, and evaluating candidates to serve as directors (consistent with criteria approved by the Board), reviewing and evaluating incumbent directors, recommending to the Board candidates for election to the Board, making recommendations to the Board regarding the membership of the committees of the Board, assessing the performance of the Board, and developing a set of corporate governance principles for the Company. The Governance

Committee is composed of three directors: Messrs. Yi (Chair) and Katari and Ms. Isham. The Governance Committee met five times during the fiscal year.

The Governance Committee believes that candidates for director should have certain minimum qualifications, including the ability to read and understand basic financial statements, being over 21 years of age, and having the highest personal integrity and ethics. The Governance Committee also considers such factors as possessing relevant expertise upon which to be able to offer advice and guidance to management, having sufficient time to devote to the affairs of the Company, demonstrating excellence in his or her field, having the ability to exercise sound business judgment, and having the commitment to rigorously represent the long-term interests of the our stockholders. However, the Governance Committee retains the right to modify these qualifications from time to time. Candidates for director nominees are reviewed in the context of the current composition of the Board, our operating requirements, and the long-term interests of stockholders. In conducting this assessment, the Governance Committee considers diversity, age, skills, and such other factors as it deems appropriate given the current needs of the Board and the Company to maintain a balance of knowledge, experience, and capability.

In the case of incumbent directors whose terms of office are set to expire, the Governance Committee reviews these directors’ overall service to the Company during their terms, including the number of meetings attended, level of participation, quality of performance, and any other relationships and transactions that might impair the directors’ independence. In the case of new director candidates, the Governance Committee also determines whether the nominee is independent for Nasdaq purposes, which determination is based upon applicable Nasdaq listing standards, applicable SEC rules and regulations, and the advice of counsel if necessary. The Governance Committee then uses its network of contacts to compile a list of potential candidates but may also engage, if it deems appropriate, a professional search firm. The Governance Committee conducts any appropriate and necessary inquiries into the backgrounds and qualifications of possible candidates after considering the function and needs of the Board. The Governance Committee meets to discuss and consider the candidates’ qualifications and then selects a nominee for recommendation to the Board by majority vote.

Candidates for director suggested by stockholders will be considered by the Governance Committee. The Governance Committee screens all potential candidates in the same manner regardless of the source of the recommendation. Such suggestions should include the candidate’s name and qualifications and may be submitted in writing to our Corporate Secretary at our principal address. In addition, nominations for director may be made by a stockholder entitled to vote who complies with the advance notice provision in our Bylaws.

Code of Business Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all officers, directors and employees. The Code of Business Conduct and Ethics encompasses our “code of ethics” and is applicable to our CEO, principal financial officer, and principal accounting officer and controller. The Code of Business Conduct and Ethics is available on our website at www.sgi.com under the Investors and then Corporate Governance sections. You may also request a copy of the Code of Business Conduct and Ethics, free of charge, by writing to our Corporate Secretary at our principal address. We intend to make any required disclosures regarding amendments to or waivers granted to any of our directors or executive officers under the Code of Business Conduct and Ethics on our Web site.

Corporate Governance Guidelines

The Board has adopted corporate governance guidelines. These guidelines govern, among other things, Board member qualifications, responsibilities, compensation, education, management succession, and committee composition and charters as well as Board self-evaluation. The corporate governance guidelines are available on our Web site at www.sgi.com under the Investors and then Corporate Governance sections.

Contacting the Board of Directors

The Board, including a majority of our independent directors, has adopted a formal process by which stockholders may communicate with the Board. Stockholders may communicate with the Board at any time by writing to our Corporate Secretary at our principal address or by sending an email to the Board at boardcommunication@sgi.com. All concerns will be received and processed by our Corporate Secretary as further described on our Web site at www.sgi.com under the Investors and then Corporate Governance sections. Concerns relating to our accounting, internal accounting controls, or auditing matters will be referred to the Audit Committee.

Transactions With Related Persons

Review, Approval or Ratification of Transactions with Related Persons

We require that any transaction with a related party required to be reported under applicable SEC rules, other than compensation-related matters and waivers of our Code of Business Conduct and Ethics, be reviewed and approved or ratified by a majority of our independent, disinterested directors. We have not adopted procedures for review of, or standards for approval of, these transactions but instead review such transactions on a case by case basis. We require that all compensation-related matters be recommended for Board approval by the Compensation Committee and that any waiver of our Code of Business Conduct and Ethics be reviewed and approved by the Nominating and Corporate Governance Committee and be reported under applicable SEC rules.

Certain Relationships and Transactions with Related Persons

Watershed. Mr. Katari is a Managing Member of Watershed Asset Management L.L.C. and WS Partners L.L.C. (collectively, the “Watershed Management Entities”). He is also the Chairman of our Board. Affiliates of the Watershed Management Entities are Lenders under our Senior Secured Credit Agreement, dated as of October 17, 2006 (the “Credit Agreement”). As such, they received a pro rata portion of the facility fee paid to the Lenders at the closing of the term loan under the Credit Agreement. On September 11, 2007, affiliates of the Watershed Management Entities and other participants, purchased and assumed the position of General Electric Capital Corporation under the Credit Agreement and substituted themselves as lenders under the $20 million line of credit. As a result, they received a fee for becoming a revolver lender and will receive their pro rata share of interest payments on any extensions of funds to us under the line of credit. In addition, we paid a fee to all lenders to obtain a waiver of covenants under the credit facility, and Watershed received their pro rata portion of that fee. As part of the Reorganization, the Company entered into the Liquidating Trust Agreement, dated as of October 17, 2006 (the “Liquidating Trust Agreement”), with a trustee to establish a liquidating trust (the “Liquidating Trust”) with respect to certain assets, including litigation claims, to be transferred to the Liquidating Trust from the Debtors’ Chapter 11 estate. Affiliates of the Watershed Management Entities are beneficial holders of interests in the Liquidating Trust, and Mr. Katari is a member of the Trust Advisory Board. Prior to the Effective Date, affiliates of the Watershed Management Entities also received their pro rata portion of the backstop fees payable in connection with certain Backstop Commitment Agreements, dated July 31, 2006 (the “Backstop Commitment Agreements”). In addition, certain affiliates of the Watershed Management Entities are parties to a Registration Rights Agreement (the “Registration Rights Agreement”), dated as of October 17, 2006, entered into by and among us and certain of our stockholders in connection with and as contemplated by the Plan pursuant to which such stockholders are entitled to receive certain registration rights.

Quadrangle. Mr. Yi is a Vice President and Research Analyst of Quadrangle Group LLC (“Quadrangle”) and a member of our Board. Affiliates of Quadrangle (“Quadrangle Affiliates”) are Lenders under our Credit Agreement. As such, they received a pro rata portion of the facility fee paid to the Lenders at the closing of the term loan under the Credit Agreement. Also as a lender under the Credit Agreement’s $20 million line of credit, Quadrangle Affiliates received a fee for becoming a revolver lender and will receive their pro rata share of interest payments on any extensions of funds to us under the line of credit. In addition, we paid a fee to all lenders to obtain a waiver of covenants under the credit facility, and Quadrangle Affiliates received their pro rata portion of that fee. Quadrangle Affiliates are beneficial holders of interests in the Liquidating Trust, and Mr. Yi is a member of the Trust Advisory Board. Prior to the Effective Date, Quadrangle Affiliates also received their pro rata portion of the backstop fees payable in connection with the Backstop Commitment Agreements. In addition, Quadrangle and Quadrangle Affiliates are parties to the Registration Rights Agreement.

Proposal 2—Approve the Management Incentive Plan

The Silicon Graphics, Inc. Management Incentive Plan (the “Incentive Plan”) was adopted by our Board and became effective on October 17, 2006. On September 17, 2007, our Board amended and restated the Incentive Plan, subject to stockholder approval. As used in this Proposal 2, the term “Incentive Plan” refers to the Incentive Plan, as amended and restated by our Board on September 17, 2007. There are 2,473,750 shares of our common stock reserved for issuance under the Incentive Plan.

We believe it is in the best interests of the Company to have a stockholder-approved plan that allows for grants of various equity-based awards. The approval of the Incentive Plan will allow us to utilize a broad array of equity incentives in order to secure and retain the services of our employees, consultants, and directors and to provide incentives for such persons to exert maximum efforts for our success.

The approval of the Incentive Plan also will allow us to provide for awards that may be granted or may vest based upon the achievement of certain corporate performance goals and that are intended to qualify as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) (“Section 162(m)”). Section 162(m) denies a deduction to any publicly-held corporation for certain compensation paid to “covered employees” in a taxable year to the extent that compensation to a covered employee exceeds $1 million. However, some kinds of compensation, including qualified “performance-based compensation,” are not subject to this deduction limitation. For performance-based awards under the Incentive Plan to qualify as “performance-based compensation” under Section 162(m), among other things, our stockholders must approve the material terms of the awards, including (i) the employees eligible to receive the awards, (ii) the business criteria on which the performance goals are based, and (iii) the maximum number of shares or amount of cash that could be granted or paid to any employee during a certain period.

Our stockholders are requested in this Proposal 2 to approve the adoption of the Incentive Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Incentive Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

The Incentive Plan

The material features of the Incentive Plan are outlined below. The following description of the Incentive Plan is a summary only and is qualified in its entirety by reference to the Incentive Plan attached as Appendix B.

General

The Incentive Plan provides for the grant of incentive stock options, nonqualified stock options, stock appreciation rights, stock awards, stock unit awards, other stock-based awards, dividend equivalent rights, and cash awards (collectively, “awards”). Stock awards, stock unit awards, other stock-based awards, and cash awards may be designed to qualify as performance-based awards. Incentive stock options granted under the Incentive Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. Nonqualified stock options granted under the Incentive Plan are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of awards.

Purpose

Our Board adopted the Incentive Plan to provide a means to attract, retain, and motivate our employees (including officers), consultants, and non-employee directors by providing them with the opportunity to acquire shares of our common stock, to receive monetary payments based on the value of such shares, and to receive other equity or cash incentive compensation.

Administration

The Incentive Plan will be administered by the Compensation Committee, which is comprised of two or more members, each of whom will be a “non-employee director” within the meaning of Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), an “outside director” within the meaning of Section 162(m) of the Code, and an “independent director” within the meaning of the Nasdaq listing requirements. Subject to the provisions of the Incentive Plan, the Compensation Committee has the authority to construe and interpret the Incentive Plan, to determine the persons to whom and the dates on which awards will be granted, what type or combination of types of awards will be granted, the number of shares of common stock to be subject to each award, the time or times during the term of each award within which all or a portion of the award may be exercised, the exercise or purchase price of each award, the type of consideration permitted to exercise or purchase each award, and other terms and conditions of the awards. The Compensation Committee also has the right to accelerate the vesting or exercisability of awards and cancel awards upon a change in control (as defined in the Incentive Plan).

The Compensation Committee may delegate administrative duties and powers to one or more of its members or to one or more officers, agents, or advisors. To the extent permitted by law, the Compensation Committee may also delegate to one or more officers the authority to designate employees and consultants to receive awards and determine the terms and conditions of such awards. If such authority is delegated, (i) the officer(s) shall have no authority to make awards to Section 16 insiders, (ii) the delegation shall set forth the amount of awards authorized, and (iii) the officer(s) shall report to the Compensation Committee periodically regarding the scope and nature of awards granted.

Eligibility

Incentive stock options may be granted under the Incentive Plan only to our employees (including officers) and employees of our subsidiaries. All of our employees, directors, and consultants, as well as those of our subsidiaries, are eligible to receive all other types of awards under the Incentive Plan. All of our approximately 1,600 employees, directors, and consultants are eligible to participate in the Incentive Plan.

No incentive stock option may be granted under the Incentive Plan to any person who, at the time of the grant, owns (or is deemed to own) stock totaling more than 10% of the total combined voting power of our stock or that of our affiliates unless the exercise price of such option is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined on the date of grant, of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the Incentive Plan and any of our other plans and those of our affiliates) may not exceed $100,000. (please see “Terms of Options” below for information regarding nonqualified stock options.

The following sets forth the maximum number of shares of our common stock or cash that may be granted to any participant under the Incentive Plan with respect to certain types of awards during the applicable period (each a “162(m) Limitation”):

•

With respect to options, stock appreciation rights, and other stock-based awards designed to provide equity compensation based solely upon the appreciation in the value of our common stock over an exercise or base price following the date of grant, the 162(m) Limitation is 250,000 shares during any consecutive 12 month period.

•

With respect to stock awards, stock unit awards, and other stock-based awards designed to provide equity compensation based upon the value of stock on the date of grant (rather than solely on the appreciation of such stock after the date of grant) (“full value awards”), the 162(m) limitation is 100,000 shares during any consecutive 36 month period.

•	The 162(m) Limitation for any award denominated in cash that may be paid, credited, or become vested during any consecutive 12 month period is $3,000,000.

Stock Subject to the Incentive Plan

As shown in the table below, the maximum number of shares of common stock available for issuance under the Incentive Plan is 2,473,750 shares, all of which may be issued as incentive stock options. Of the total number of shares reserved under the Incentive Plan, a maximum of 924,375 shares may be issued pursuant to full value awards (as described above under “Eligibility”). The October 2006 allocation represented a fixed share amount as agreed in the plan of reorganization. The November 2007 allocation represents 11% of total shares outstanding currently.

	Allocation	Max. Full Value Shares	Stock Options
October 2006	1,250,000 (100%)	312,500 (25%)	937,500 (75%)
November 2007	1,223,750 (100%)	611,875 (50%)	611,875 (50%)
Total Reserve	2,473,750	924,375	1,549,375

If an award is not settled in shares of common stock, the shares that are not actually issued to a participant will not be counted against the share reserve of the Incentive Plan. Any shares related to awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares or are settled in cash in lieu of shares will be available again for grant under the Incentive Plan. In the case of a stock appreciation right granted in tandem with an option, only the number of shares of common stock subject to the option will be deducted from the share reserve. If the exercise price or tax withholding obligations of an award are satisfied by tendering shares of common stock, only the net number of shares issued will be deducted from the share reserve. The share reserve also will not be reduced to reflect any dividends or dividend equivalents paid pursuant to awards under the Incentive

Plan that are settled or reinvested in shares of common stock or additional awards; provided, however, that for options, stock appreciation rights, and certain other stock-based awards, this provision will only apply if the payment or settlement of such dividend or dividend equivalent is not contingent upon the exercise of the award. If awards granted under another plan are issued or assumed under the Incentive Plan in connection with a merger, consolidation, acquisition of property or stock, or reorganization (a “substituted award”), such issuance or assumption will not reduce the number of shares available for issuance under the Incentive Plan.

Terms of Options

Options may be granted under the Incentive Plan pursuant to option agreements. The following is a description of the permissible terms of options under the Incentive Plan. Individual option agreements may be more restrictive as to any or all of the permissible terms described below.

Exercise Price. The exercise price of incentive stock options may not be less than 100% of the fair market value of the stock subject to the option on the date of grant and, in some cases (see “Eligibility” above), may not be less than 110% of such fair market value. The exercise price of nonqualified stock options may not be less than 100% of the fair market value of the stock on the date of grant. As of October 3, 2007, the closing price of our common stock as reported on the Nasdaq Global Market was $19.58 per share.

Consideration. The exercise price of options granted under the Incentive Plan may be paid, to the extent permitted by applicable law and at the discretion of the Compensation Committee, (i) by cash, check, or other readily available funds, (ii) by delivery of other common stock of the Company, (iii) pursuant to a broker-assisted cashless exercise, or (iv) in any other form of legal consideration acceptable to the Compensation Committee.

Vesting. No option will be exercisable earlier than the second anniversary of the date of grant except that (i) in the event of a participant’s death, termination of service due to disability or a change in control (as defined in the Incentive Plan), the Compensation Committee may provide for an earlier exercise date, and (ii) in the case of an option which is a substituted award, the option will be exercisable at such times as the original award was exercisable; provided, however, that the Compensation Committee will have the discretion to grant options that are not subject to such vesting provisions.

Term. The maximum term of options granted under the Incentive Plan is seven years except that (i) in certain cases (see “Eligibility” above), the maximum term is five years, and (ii) in the event of a participant’s death or termination of service due to disability, the exercise period will be extended beyond the original term but no longer than one year after such death or termination.

Terms of Stock Appreciation Rights

Stock appreciation rights may be granted under the Incentive Plan pursuant to stock appreciation rights agreements.

Exercise. The strike price of each stock appreciation right shall not be less than 100% of the fair market value of the common stock subject to the stock appreciation right on the date of grant. Upon exercise of a stock appreciation right, the participant will receive an amount equal to the excess of (i) the aggregate fair market value of our common stock on the date of exercise over (ii) the strike price.

Settlement of Awards. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of our common stock, or any combination of the two forms.

Vesting. No stock appreciation right will be exercisable earlier than the second anniversary of the date of grant except that (i) in the event of a participant’s death, termination of service due to disability or a change in control (as defined in the Incentive Plan), the Compensation Committee may provide for an earlier exercise date, and (ii) in the case of a stock appreciation right which is a substituted award, the stock appreciation right will be exercisable at such times as the original award was exercisable; provided, however, that the Compensation Committee will have the discretion to grant stock appreciation rights that are not subject to such vesting provisions.

Term. The maximum term of stock appreciation rights granted under the Incentive Plan is seven years except that in the event of a participant’s death or termination of service due to disability, the exercise period will be extended beyond the original term but no longer than one year after such death or termination.

Terms of Stock Awards

Stock awards may be granted under the Incentive Plan pursuant to stock award agreements. We may use stock awards to pay compensation, including incentive compensation under our other programs. If a stock award provides for the grant of common stock that is subject to a substantial risk of forfeiture that lapses in accordance with a vesting schedule, such award may be referred to as a restricted stock award. If the issuance or vesting of a stock award is contingent upon the satisfaction of performance criteria, such award may be referred to as a performance stock award. If a participant is granted a right to receive common stock on a fixed future date or upon the occurrence of a particular event, such award may be referred to as deferred stock award.

Vesting. No stock award may vest solely on the basis of time more rapidly than pro rata over a two year period following the date of grant, except that (i) in the event of a participant’s death, termination of service due to disability or a change in control (as defined in the Incentive Plan), the Compensation Committee may provide for accelerated vesting, (ii) a performance stock award will vest in accordance with its terms when performance goals are satisfied, provided that the performance period for any performance stock award will not be less than one year, (iii) a stock award granted to pay incentive compensation earned under our other programs may be fully vested when granted, and (iv) a stock award which is a substituted award or which is issued to a newly hired participant to replace awards granted by a former employer will vest in accordance with the vesting schedule of the original award (or in the case of a stock award to a new hire, on the first anniversary of the date of grant, if later); provided, however, that the Compensation Committee will have the discretion to grant stock awards that are not subject to such vesting provisions.

Deferral. A deferred stock award may not provide for the delivery of common stock prior to the expiration of one year following the date of grant except that in the event of a participant’s death, termination of service due to disability, or a change in control (as defined in the Incentive Plan), the Compensation Committee may provide for earlier delivery.

Stockholder Rights. Each stock award will specify whether the participant will have, with respect to the shares of common stock subject to the stock award, all of the rights of a holder of shares of our common stock, including the right to receive dividends and to vote the shares.

Terms of Stock Unit Awards

Stock unit awards may be granted under the Incentive Plan pursuant to stock unit award agreements. If a stock unit award is subject to a vesting schedule, such award may be referred to as a restricted stock unit award. If the issuance or vesting of a stock unit award is contingent upon the satisfaction of performance criteria, such award may be referred to as a performance stock unit award.

If a participant is granted a stock unit award that will be settled on a fixed future date or upon the occurrence of a particular event, such award may be referred to as a deferred stock unit award.

Settlement of Awards. A stock unit award may be settled by the delivery of shares of our common stock, in cash or other awards, as determined by the Compensation Committee. If a stock unit award is settled in shares of common stock, such shares may be issued with or without payments or for other consideration, as may be required by applicable law or as may be determined by the Compensation Committee.

Vesting. No stock unit award may vest solely on the basis of time more rapidly than pro rata over a two year period following the date of grant, except that (i) in the event of a participant’s death, termination of service due to disability or a change in control (as defined in the Incentive Plan), the Compensation Committee may provide for accelerated vesting, (ii) a performance stock unit award will vest in accordance with its terms when performance goals are satisfied, provided that the performance period for any performance stock unit award will not be less than one year, and (iii) a stock unit award which is a substituted award or which is issued to a newly hired participant to replace awards granted by a former employer will vest in accordance with the vesting schedule of the original award (or in the case of a stock unit award to a new hire, on the first anniversary of the date of grant, if later); provided, however, that the Compensation Committee will have the discretion to grant stock unit awards that are not subject to such vesting provisions.

Deferral. A deferred stock unit award may not be settled prior to the expiration of one year following the date of grant, except that in the event of a participant’s death, termination of service due to disability or a change in control (as defined in the Incentive Plan), the Compensation Committee may provide for earlier settlement.

Terms of Other Stock-Based Awards

The Compensation Committee may grant other equity-based or equity-related awards denominated in shares of our common stock or an equivalent measurement based on our equity which are not otherwise described under the Incentive Plan. Subject to the provisions of the Incentive Plan, the Compensation Committee has the authority to determine the terms and conditions of such other stock-based awards; provided, however, that the terms of other stock-based awards may not be more favorable to participants than similar award provided for under the Incentive Plan. Specifically, (i) any stock-based award that is a full value award may not vest on the basis of time more rapidly than pro rata over two years, may not provide a shorter performance period than one year, and may not provide for settlement prior to the expiration of one year, and (ii) any stock-based award that is an option or a stock appreciation right may not be granted with an exercise or strike price less than 100% of the fair market value of our common stock on the date of grant, may not vest on the basis of time prior to the expiration of two years following the date of grant, and may not expire later than seven years after the date of grant; provided, however, that the Compensation Committee will have the discretion to grant other stock-based awards that are not subject to such vesting provisions.

Terms of Dividend Equivalent Rights

The Compensation Committee may grant dividend equivalent rights (rights to receive the amount of any dividend paid on our common stock) on shares that are subject to awards under the Incentive Plan. Dividend equivalent rights may be converted and payable in cash, shares of our common stock, or in the form of additional awards as determined by the Compensation Committee.

Terms of Cash Awards

The Compensation Committee may grant awards denominated in cash in such amounts and subject to such terms and conditions as determined by the Compensation Committee. Each such cash award will specify a payment amount or payment range determined by the Compensation Committee.

Terms of Performance Awards

The Incentive Plan allows the Compensation Committee to grant stock awards, stock unit awards, other stock-based awards, and cash awards that are intended to qualify as “performance based compensation” under Section 162(m) of the Code. As determined by the Compensation Committee, such performance awards may be granted or may vest based upon the attainment during a certain period of time of certain performance goals. All of our employees (including officers), consultants, and directors, as well as those of our affiliates, are eligible to receive performance awards under the Incentive Plan. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained shall be determined by the Compensation Committee.

In granting a performance award, the Compensation Committee will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured for the purpose of determining whether the award recipient has a vested right in or to such performance award. Within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a performance period), the Compensation Committee will establish the performance goals, based upon one or more pre-established criteria, or performance criteria, enumerated in the Incentive Plan and described below. No performance awards shall be payable or vest until the Compensation Committee certifies in writing that the performance goals (and any other material terms) applicable to the performance period have been satisfied.

Performance goals under the Incentive Plan will be established by the Compensation Committee, based on one or more of the following performance criteria: (i) revenue growth; (ii) premium growth; (iii) policy growth; (iii) earnings (including earnings before taxes, earnings before interest and taxes, or earnings before interest, taxes, depreciation and amortization); (iv) operating income; (v) pre- or after-tax income; (vi) cash flow (before or after dividends); (vii) cash flow per share (before or after dividends); (viii) earnings per share; (ix) return on equity; (x) return on capital (including return on total capital or return on invested capital); (xi) cash flow return on investment; (xii) return on assets; (xiii) economic value added (or an equivalent metric); (xiv) market share or penetration; (xv) share price performance; (xvi) total stockholder return; (xvii) improvement in or attainment of expense levels or expenses ratios; (xviii) employee and/or agent satisfaction; (xix) customer satisfaction; (xx) customer retention; and (xxi) rating agency ratings. In addition, performance awards may include comparisons to the performance of other companies or an index covering multiple companies, such performance to be measured by one or more of the foregoing business criteria.

When calculating the attainment of performance goals for a performance period, the Compensation Committee may exclude or adjust for the impact of certain events or occurrences that were not budgeted or planned for in setting the goals, including, among other things, the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by generally accepted accounting principles as identified in the financial statements, notes to the financial statements or management’s discussion, or analysis or other SEC filing. In addition, the Compensation Committee shall not have the authority to increase the amount of compensation payable upon attainment of the performance goals but may reduce or eliminate compensation if provided under the applicable award agreement.

If this Proposal 2 is approved by the stockholders, compensation attributable to performance awards under the Incentive Plan will qualify as performance-based compensation, provided that (i) the award is granted by the Compensation Committee, which at the time of the grant is comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the Compensation Committee while the outcome is substantially uncertain, and (iii) the Compensation Committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied.

Changes to Capital Structure

If there is any change in our common stock through merger, reorganization, recapitalization, stock dividend, stock split, or other similar change in capital structure or distribution (other than normal cash dividends), an adjustment will be made to each outstanding option and stock appreciation right such that each such award will become exercisable for the securities, cash, or property a participant would have received had such award been exercised prior to such change. In addition, in the event of any such change or distribution or any extraordinary dividend or distribution of cash or other assets, the Compensation Committee will adjust the number and kind of shares that may be issued and granted under the Incentive Plan, the number and kind of shares subject to outstanding awards, the exercise price applicable to outstanding awards, and the fair market value of the common stock and other value determinations or affected terms applicable to outstanding awards. The Compensation Committee also will make appropriate adjustments to the terms of any awards (other than performance awards unless permitted under Section 162(m) of the Code) to reflect such changes or distributions (and any extraordinary dividend or distribution of cash or other assets) and to modify corresponding terms of such outstanding awards. Such changes may include modifications of performance targets and changes in the length of performance periods. In addition, the Compensation Committee will make adjustments to the terms and conditions of, and the criteria included in, awards in recognition of unusual or nonrecurring events affecting us or our financial statements or in response to changes in applicable laws, regulations, or accounting principles (except that with respect to options, stock appreciation rights and performance awards, such adjustments will not be made unless permitted under Section 162(m) of the Code).

Change in Control

Under the Incentive Plan, in the event of a change in control (as defined in the Incentive Plan and described below), the Compensation Committee is authorized to take such actions as it deems appropriate with respect to outstanding awards, including, without limitation, (i) accelerating the exercisability or vesting of such awards, (ii) providing for the assumption of all awards by the continuing entity, or (iii) performing such other actions provided in an agreement approved by our Board in connection with the change in control. The Compensation Committee may determine that, upon the occurrence or in anticipation of and subject to the occurrence of a change in control, each outstanding option and stock appreciation right under the Incentive Plan will terminate within a specified number of days after notice to the participant. In addition, the Compensation Committee may provide that each such participant will receive, with respect to each share of common stock subject to such award, an amount equal to the excess of the fair market value of such share immediately prior to the change in control over the exercise price per share of such award, with such amount to be payable in cash, property, or in a combination thereof as determined by the Compensation Committee.

For purposes of the Incentive Plan, a change in control will be deemed to occur upon any of the following events:

(i)	The acquisition of beneficial ownership, by any person(s) acting together that would constitute a group, of at least 35% of the total voting power of all classes of our capital stock entitled to vote in the election of our Board;

(ii)	Either (a) incumbent directors (as defined in the Incentive Plan) cease to constitute at least a majority of the members of our Board, or (b) at any meeting of our stockholders called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors fails to be elected;

(iii)	A merger or consolidation (a) in which we are not the continuing or surviving corporation (other than a merger or consolidation with our wholly-owned subsidiary in which all shares of our outstanding common stock are changed into or exchanged for common stock of the subsidiary) or (b) pursuant to which all shares of our common stock are converted into cash, securities, or other property, except in either case a merger or consolidation in which our stockholders immediately prior to such transaction hold at least a majority of the shares of common stock of the continuing or surviving corporation or in which the Board immediately prior to such transaction would constitute a majority of the board of directors of the continuing or surviving corporation;

(iv)	A complete liquidation of the Company; or

(v)	A sale or other disposition of all or substantially all of the assets of the Company.

The acceleration of vesting of an award in the event of a change in control under the Incentive Plan may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of us.

Termination of Employment or Service

Each award agreement will specify the effect of a participant’s termination of employment or service with us, including the extent to which unvested portions of the award will be forfeited and the extent to which options, stock appreciation rights, or other awards requiring exercise will remain exercisable. Such provisions will be determined by the Compensation Committee.

Restrictions on Transfer

Each award granted under the Incentive Plan to a participant (other than a stock award for which there are no transfer restrictions) shall not be transferable other than by will or the laws of descent and distribution and shall be exercisable during the participant’s lifetime only by the participant. In the event of a participant’s death, his or her options and stock appreciation rights may be exercised only by the executor or administrator of the participant’s estate or the person to whom the participant’s rights pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Compensation Committee, an award other than an incentive stock option may be transferred by a participant (i) to certain individuals, entities, or trusts specified in the Incentive Plan, (ii) to the participant’s former spouse in accordance with a domestic relations order, or (iii) in the case of a participant who is one of our non-employee directors, to the entity that employs such participant or to its affiliate.

Tax Withholding

All payments or distributions of awards made pursuant to the Incentive Plan will be net of any amounts required to be withheld pursuant to federal, state and local tax withholding requirements. Notwithstanding the foregoing, for awards that require distributions of our common stock, we may require the recipient to remit to us an amount sufficient to satisfy such tax withholding requirements. The Compensation Committee will determine whether the recipient may make such remittance by (i) tendering already-owned shares of our common stock, (ii) attesting to the number of shares already-owned, in which case we would issue only the number of incremental shares above the amount of the withholding obligation, or (iii) delivering a copy of irrevocable instructions to a broker to deliver promptly to us the amount of sale proceeds (from the sale of shares of our common stock subject to the award) to satisfy such tax withholding requirements. We also have the right to withhold the amount of such taxes from any other sums due to the recipient. The Compensation Committee may permit a recipient to satisfy such tax withholding requirements by electing to have us withhold shares of common stock from the shares issuable under the award.

Section 409A

The Incentive Plan and awards granted under the Incentive Plan will be interpreted in accordance with Section 409A of the Code regarding deferred compensation arrangements. In the event that the Compensation Committee determines that the Plan or awards are subject to Section 409A of the Code, the Compensation Committee may, without a participant’s consent, amend the Plan and/or awards, adopt policies and procedures, or take any other actions necessary or appropriate to (i) exempt the Plan and/or awards from Section 409A of the Code, (ii) preserve the intended tax treatment of any such awards, and (iii) comply with the requirements of Section 409A of the Code. To the extent not otherwise specified in the applicable award agreement, each award shall be paid or otherwise settled on or as soon as practicable after the amount due is determinable and no longer subject to a substantial risk of forfeiture but in no event later than the 15th day of the third month after the end of (i) the participant’s tax year that includes the applicable payment date or (ii) the Company’s tax year that includes the applicable payment date, whichever is later.

Duration, Termination, and Amendment; Repricing

The Compensation Committee may suspend or terminate the Incentive Plan without stockholder approval or ratification at any time. Unless sooner terminated, the Incentive Plan will terminate on October 16, 2016.

The Compensation Committee may amend or modify the Incentive Plan at any time. However, no amendment shall be effective unless approved by our stockholders to the extent stockholder approval is necessary to satisfy applicable law or exchange listing requirements.

Without the prior approval of our stockholders, options, stock appreciation rights, and any other stock-based awards that are not full value awards under the Incentive Plan may not be repriced, replaced, or regranted through cancellation or by lowering the exercise price or grant price of a previously granted award or cancelled while the exercise price is lower than the fair market value of our common stock on the date of such cancellation in exchange for a cash payment.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to employees and us with respect to participation in the Incentive Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state, or foreign jurisdiction in which a participant may reside.

Incentive Stock Options. Incentive stock options granted under the Incentive Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares, or a qualifying disposition, will be a long-term capital gain or loss. Upon such a qualifying disposition, we will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of these holding periods, or a disqualifying disposition, then at the time of disposition, the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonqualified Stock Options. No taxable income is recognized by a participant upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant.

However, if the shares acquired upon exercise of the nonqualified stock option are unvested and subject to repurchase by us in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when our purchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses.

Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Stock Appreciation Rights. No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code, and the satisfaction of a reporting obligation, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Stock Awards. Upon receipt of a stock award, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date of issuance over the purchase price, if any, paid for those shares. We will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which such ordinary income is recognized by the participant.

However, if the shares issued upon the grant of a stock award are unvested and subject to repurchase by us in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the excess of (a) the fair market value of the shares on the date of issuance over (b) the purchase price, if any, paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses. The participant and we will be required to satisfy certain tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Upon disposition of the stock acquired upon the receipt of a stock award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon issuance (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Stock Unit Awards. No taxable income is recognized upon receipt of a stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. The participant and we will be required to satisfy certain tax withholding requirements applicable to such income. Subject to the requirement of reasonableness, Section 162(m) of the Code, and the satisfaction of a tax reporting obligation, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Potential Limitation on Company Deductions. Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1,000,000. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if such awards are approved by a compensation committee comprised solely of “outside directors,” the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, the per-employee limitation is approved by our stockholders, and the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table provides certain information regarding our Incentive Plan as of June 29, 2007.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights ($)	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column)
Equity compensation plans approved by security holders	n/a	n/a	n/a
Equity compensation plans not approved by security holders (1)	1,230,554	16.24	19,446

Totals:	1,230,554	16.24	19,446

(1)	The quantities reported exclude 93,642 shares underlying an option granted to our Chief Executive Officer, Robert Ewald, that is contingent upon approval of the increase in the number of shares allocated to the Incentive Plan. For purposes of the weighted average exercise price calculation, the exercise price of the 289,023 restricted stock units included in the calculation is deemed to be $0, and the weighted average exercise price of the 941,531 options included in the calculation is $21.22 per share.

The only equity compensation plan of the Company that was in effect at fiscal year-end 2007 was the Incentive Plan, which was not approved by the stockholders. The Board seeks the approval of the Incentive Plan by the stockholders in this Proxy Statement. The terms of the Incentive Plan are described above in Proposal 2—Approve the Management Incentive Plan.

New Plan Benefits

The following table presents certain information with respect to options granted under the Incentive Plan as of June 29, 2007, subject to stockholder approval of the Incentive Plan, for (i) our Chief Executive Officer and our other executive officers listed in the compensation tables in the Executive Compensation section of this Proxy Statement (the “Named Executive Officers”), (ii) all executive officers as a group, (iii) all non-executive officer employees as a group and (iv) all non-employee directors as a group.

Name And Position	Number Of Shares Underlying Options Granted
Robert Ewald, CEO (1)	93,642
All Executive Officers as a Group	93,642
All Non-Executive Officer Employees as a Group	0
All Non-Employee Directors as a Group	0

(1)	See discussion under Mr. Ewald’s Compensation in the Compensation Discussion and Analysis section.

Proposal 3—Approve the Employee Stock Purchase Plan

The Silicon Graphics, Inc. 2007 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by our Board on September 17, 2007, subject to stockholder approval. There are 500,000 shares of our common stock reserved for issuance under the Purchase Plan.

The approval of the Purchase Plan will provide our employees (and the employees of any of our parent or subsidiary companies designated by our Board to participate in the Purchase Plan) with the opportunity to acquire an equity interest in the Company and thereby attract, motivate, and retain the services of such employees.

Our stockholders are requested in this Proposal 3 to approve the adoption of the Purchase Plan. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to approve the Purchase Plan. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum but are not counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

The Employee Stock Purchase Plan

The material features of the Purchase Plan are outlined below. The following description of the Purchase Plan is a summary only and is qualified in its entirety by reference to the Purchase Plan attached hereto as Appendix C.

Purpose

The purpose of the Purchase Plan is to provide a means by which certain employees may be given an opportunity to purchase our common stock through payroll deductions, to attract, motivate, and retain the services of those individuals, and to provide incentives for those individuals to exert maximum efforts toward our success.

Administration

Our Compensation Committee will administer the Purchase Plan and has the final power to construe and interpret both the Purchase Plan and the purchase rights granted thereunder. Our Compensation Committee will have the power, subject to the provisions of the Purchase Plan, to determine the provisions of each offering of rights to purchase our common stock and whether employees of any of our parent or subsidiary companies will be eligible to participate in the Purchase Plan.

Our Board will delegate administration of the Purchase Plan to the Compensation Committee, which is composed of one or more members of our Board. As used herein with respect to the Purchase Plan, the term "Board" refers to the Compensation Committee as well as to the Board itself.

Stock Subject to Purchase Plan

The number of shares of our common stock reserved for issuance under the Purchase Plan is limited to 500,000 shares. No shares have yet been issued under the Purchase Plan.

Offering Periods

Shares of our common stock are offered under the Purchase Plan through a series of offering periods of such duration as determined by our Board, provided that in no event may an offering period exceed 27 months. Each offering period consists of one or more purchase dates as determined by our Board prior to the commencement of that offering period. Our Board has the authority to alter the duration of subsequent offering periods or change the number of purchase dates within each such offering period. When an eligible employee elects to join an offering period, he or she is granted a purchase right to acquire shares of our common stock on each purchase date within the offering period. On the purchase date, all payroll deductions collected from the participant are automatically applied to the purchase of our common stock, subject to certain limitations. Any residual funds remaining, after all whole shares are purchased for any given offering period, will be refunded to the participant.

If the Purchase Plan is approved by our stockholders, our Board intends to establish a series of ongoing offerings under the Purchase Plan commencing in 2008.

Eligibility

Any person who is customarily employed more than 20 hours per week and five months per calendar year by us (or by any of our parent or subsidiary companies designated by our Board) on the first day of an offering period is eligible to participate in that offering under the Purchase Plan, provided such employee has been in our continuous employment for such continuous period preceding the first day of the offering period as our Board may require, but in no event may the required period of continuous employment be greater than two years. Our Board may provide in any offering that certain of our employees who are "highly compensated" as defined in the Code are not eligible to participate in the Purchase Plan.

However, no employee is eligible to participate in the Purchase Plan if, immediately after the grant of purchase rights, the employee would own, directly or indirectly, stock possessing 5% or more of the total combined voting power or value of all classes of stock of us or of any of our parent or subsidiary companies (including any stock that such employee may purchase under all outstanding purchase rights and options). In addition, no employee may contribute more than $21,250, in any calendar year, under the Purchase Plan (equivalent to $25,000 of stock valued at the undiscounted stock price on the first day of the offering period).

As of October 3, 2007, approximately 1,560 of our employees were eligible to participate in the Purchase Plan.

Participation in the Plan

Eligible employees enroll in the Purchase Plan by delivering to us, prior to the date selected by our Board as the beginning of the offering period, an agreement authorizing payroll deductions of up to 15% of such employees' compensation during the offering period.

Purchase Price

The purchase price per share at which shares of our common stock are sold on each purchase date during an offering period is equal to 85% of the fair market value per share of our common stock on that purchase date. As of October 3, 2007 the closing price of our common stock as reported on the Nasdaq Global Market was $19.58 per share.

Payment of Purchase Price; Payroll Deductions

The purchase price of the shares is funded by payroll deductions accumulated over the offering period. During an offering, a participant may change his or her rate of payroll deductions as determined by our Board in the offering. All payroll deductions made for a participant are credited to his or her account under the Purchase Plan and deposited with our general funds.

Restrictions on Transfer and Purchased Shares

Purchase rights granted under the Purchase Plan are not transferable and may be exercised only by the person to whom such right is granted.

Our Board may provide, in its discretion, that if a participant purchases any shares on a purchase date in an Offering, the participant may not sell, transfer or otherwise dispose of such shares for a period of up to six (6) months following such purchase date, as determined by our Board.

Exercise Contingent on Shareholder Approval

The Purchase Rights granted under an offering are subject to the approval of the Plan by the stockholders of the Company as required for the Plan to obtain treatment as an Employee Stock Purchase Plan.

Purchase of Stock

By executing an agreement to participate in the Purchase Plan, an employee is entitled to purchase shares under the Purchase Plan. In connection with offerings made under the Purchase Plan, our Board may specify a maximum number of shares of common stock each employee may purchase and the maximum aggregate number of shares of common stock that may be purchased by all participants in such offering. If the aggregate number of shares to be purchased upon exercise of outstanding purchase rights in the offering would exceed the maximum aggregate number of shares of common stock available, our Board will make a pro rata allocation of available shares in a uniform and equitable manner. Unless an employee's participation is discontinued, his or her right to purchase shares is exercised automatically on the next purchase date at the applicable price. See "Withdrawal" below.

Withdrawal

Participants may withdraw from a given offering period by delivering a notice of withdrawal and terminating their payroll deductions. Such withdrawal may occur at any time prior to the end of an offering except as otherwise provided by our Board. Upon such withdrawal, we will refund accumulated payroll deductions without interest to the employee, and such employee's right to participate in that offering will terminate. However, an employee's withdrawal from an offering does not affect such employee's eligibility to participate in subsequent offerings under the Purchase Plan.

Termination of Employment

Purchase rights granted pursuant to any offering under the Purchase Plan terminate immediately upon cessation of employment for any reason, and we will refund all accumulated payroll deductions to the terminated employee without interest.

Changes in Capitalization

In the event that there is any change to our outstanding common stock (whether by reason of merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or other transaction not involving our receipt of consideration), appropriate adjustments will be made to (a) the class(es) and maximum number of shares of common stock subject to the Purchase Plan, (b) the class(es) and number of shares and price per share in effect under each outstanding purchase right, and (c) the number of shares and purchase limits of all outstanding purchase rights.

Effect of Certain Corporate Transactions

In the event of certain significant corporate transactions, any surviving or acquiring corporation (or its parent company) may assume or substitute similar purchase rights for those outstanding under the Purchase Plan. If the surviving or acquiring corporation (or its parent company) does not assume such rights or substitute similar rights, then the participants' accumulated payroll deductions will be applied to the purchase of shares of our common stock within ten business days prior to the corporate transaction, and such purchase rights will terminate immediately thereafter.

A significant corporate transaction will be deemed to occur in the event of (a) a sale or other disposition of all or substantially all of our assets, (b) a sale or other disposition of at least 90% of our outstanding securities, (c) a merger or consolidation in which we are not the surviving corporation, or (d) a merger or consolidation in which we are the surviving corporation, but shares of our outstanding common stock are converted into other property by virtue of the transaction.

Termination and Amendment

Our Board may suspend or terminate the Purchase Plan at any time.

Our Board may amend the Purchase Plan at any time. Any amendment of the Purchase Plan must be approved by the stockholders within twelve months of its adoption by our Board if such amendment (a) would increase the number of shares of common stock reserved for issuance under the Purchase Plan, (b) modify the requirements relating to eligibility for participation in the Purchase Plan, or (c) is necessary for the Purchase Plan to satisfy Sections 423 of the Code or other applicable laws and regulations.

Except as provided in the Purchase Plan, purchase rights granted before amendment or termination of the Purchase Plan will not be altered or impaired by any amendment or termination of the Purchase Plan without the consent of the employee to whom such purchase rights were granted.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to employees and us with respect to participation in the Purchase Plan. This summary is not intended to be exhaustive and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

The Purchase Plan is intended to qualify as an "employee stock purchase plan" within the meaning of Section 423 of the Code. Under such an arrangement, a participant will be taxed on amounts withheld for the purchase of shares of our common stock as if such amounts were paid directly to the participants. However, no taxable income will be recognized by a participant, and no deductions will be allowable to us upon either the grant or exercise of purchase rights. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

If a participant sells or otherwise disposes of the purchased shares within two years after the beginning of the offering period in which such shares were acquired or within one year after the actual purchase date of those shares, then the participant will recognize ordinary income in the year of sale or disposition equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares, and we will be entitled to an income tax deduction for the taxable year in which such disposition occurs, equal in amount to such excess. The participant will also recognize a capital gain to the extent the amount realized upon the sale of the shares exceeds the sum of the aggregate purchase price for those shares and the ordinary income recognized in connection with their acquisition.

If the participant sells or disposes of the purchased shares more than two years after the beginning of the offering period in which such shares were acquired and more than one year after the actual purchase date of those shares, the participant will recognize ordinary income in the year of sale or disposition equal to the lesser of (a) the amount by which the fair market value of the shares on the sale or disposition date exceeded the purchase price paid for those shares or (b) 15% of the fair market value of the shares at the beginning of that offering period. Any additional gain upon the disposition will be taxed as a long-term capital gain. We will not be entitled to an income tax deduction with respect to such disposition.

If the participant still owns the purchased shares at the time of death, the lesser of (a) the amount by which the fair market value of the shares on the date of death exceeds the purchase price or (b) 15% of the fair market value of the shares at the beginning of the offering period in which those shares were acquired will constitute ordinary income in the year of death.

Principal Stockholders

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information regarding the ownership of the Company’s common stock as of October 3, 2007, by (i) each director and nominee for director, (ii) each of the executive officers named in the Summary Compensation Table, (iii) all executive officers and directors of the Company as a group, and (iv) all those known by the Company to be beneficial owners of more than five percent of its common stock.

	Beneficial Ownership (1)
Beneficial Owner	Number of Shares		Percent of Class
Quadrangle Debt Recovery Advisors LP	3,097,140	(2)	27.8%
Watershed Asset Management L.L.C.	1,505,858	(3)	13.6%
Symphony Asset Management LLC	1,029,193	(5)	9.3%
Whippoorwill Associates, Incorporated	907,224	(4)	8.1%
Morgan Stanley	800,630	(6)	7.2%
Lampe, Conway & Co., LLC	566,770	(7)	5.1%
Eugene I. Davis, Director	12,500	(8)	*
Robert H. Ewald, Director and Chief Executive Officer	41,928	(9)
Anthony Grillo, Director	22,500	(10)	*
Joanne O. Isham, Director	0	(11)	*
Kevin D. Katari, Director	12,500	(12)
James A. McDivitt, Director	12,500	(13)	*
Chun Won Yi, Director	12,500	(14)
Eng Lim Goh, Chief Technology Officer and Senior Vice President	10,848	(15)	*
Kathy Lanterman, Chief Financial Officer and Senior Vice President	12,655	(16)	*
David Parry, Product General Manager and Senior Vice President	13,559	(17)	*
Barry J. Weinert, General Counsel and Vice President	9,943	(18)
Terry Oberdank, Former Vice President, Technology Solutions	0	(19)	*
Dennis McKenna, Former Chief Executive Officer	20,619	(20)	*
All executive officers and directors as a group (11 persons)	150,585	(21)	1.4%

*	Less than 1%

(1)	This table is based upon information supplied by officers, directors, and principal stockholders and Schedules 13D and 13G filed with the SEC. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 11,125,000 shares outstanding on October 3, 2007, adjusted as required by rules promulgated by the SEC.

(2)

Quadrangle Debt Recovery Advisors LP, a Delaware limited partnership (“QDRA”), is the investment advisor to a variety of hedge funds, including QDRF Master Ltd. (“QDRF”), Quadrangle Debt Opportunities Fund Master Ltd. ( “QDOF”) and Quadrangle Debt Recovery Income Fund Master Ltd (“QDRIF,” and collectively with QDRF and QDOF, the “Funds”), each of which is a company with limited liability organized under the laws of the Cayman Islands. Michael Winestock (“Mr. Winestock”), Andrew Herenstein (“Mr. Herenstein”), Christopher Santana (“Mr. Santana”) and Josiah Rotenberg (“Mr. Rotenberg”, and together with Messrs. Weinstock, Herenstein and Santana, the “Managing Principals”) are managing principals of QDRA. The Funds own the common stock in their own name. QDRA and the Managing Principals may be deemed to have beneficial ownership over the 3,097,140 shares of common stock collectively owned by the Funds by virtue of the authority granted to them by the Funds to vote and dispose of the common stock held by the Funds. QDRA and the Managing Principles disclaim beneficial ownership in the common stock except to the extent of any pecuniary interest therein. Mr. Yi, a director on our Board, is a Vice President of Quadrangle Group LLC and disclaims any beneficial ownership of any of the shares owned by the Funds except to the extent of any pecuniary interest therein. The Funds’ address is 375 Park Avenue, 14th Floor, New York, New York 10152.

(3)	Watershed Capital Partners, L.P. (“WCP”) directly owns 259,591 shares. Watershed Capital Institutional Partners, L.P. (“WCIP”) directly owns 869,129 shares. WS Partners, L.L.C., as the general partner of WCP and WCIP, may be deemed, for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (the “Exchange Act”), to beneficially own the 1,128,720 shares owned by WCP and WCIP. Watershed Asset Management, L.L.C. (“Watershed”), as the investment advisor to WCP, WCIP, and Watershed Capital Partners (Offshore), Ltd. (“Watershed Offshore” and collectively with WCP and WCIP, the “Watershed Funds”), may be deemed, for purposes of Rule 13d-3 under the Exchange Act, to beneficially own the 1,505,858 shares owned directly by the Watershed Funds, including the 377,138 shares owned directly by Watershed Offshore. As the Senior Managing Member of each of Watershed and WS Partners, L.L.C. (collectively, the “Watershed Management Entities”), Ms. Meridee Moore may be deemed, for purposes of Rule 13d-3 under the Exchange Act, to beneficially own the 1,505,858 shares beneficially owned by the Watershed Management Entities. The Watershed Management Entities and Ms. Moore disclaim any beneficial ownership of any of the shares owned by the Watershed Funds. All of the above-mentioned persons and entities disclaim group attribution. Mr. Katari is the Chairman of our Board and a Managing Member of the Watershed Management Entities. Mr. Katari disclaims any beneficial ownership of any of the shares owned by the Watershed Management Entities. The address for the Watershed Funds, Watershed and the Watershed Management Entities is One Maritime Plaza, Suite 1525, San Francisco, California 94111.

(4)

As reported in a Schedule 13G filed with the SEC on December 18, 2006, Whippoorwill may be deemed to be the beneficial owner of 907,224 common shares, held for the account of various funds and third party accounts for which Whippoorwill has discretionary authority and acts as general partner or investment manager. As of December 15, 2006, Messrs Greenhaus, Sturmwasser and Gendal may each be deemed to be the beneficial owner of 907,224 common shares, deemed to be beneficially owned by Whippoorwill as referenced above. Mr. Greenhaus is the President and a Principal of Whippoorwill. Each of Messrs. Sturmwasser and Gendal is a Principal of Whippoorwill. The address for Whippoorwill is 11 Martine Avenue, 11th Floor, White Plains, New York 10606.

(5)	As reported in a Schedule 13D filed with the SEC on October 27, 2006, shares in the Company are beneficially owned by various investment funds for which Symphony Asset Management LLC (“Symphony”) serves as the general partner or investment adviser and separately managed accounts for which Symphony serves as investment adviser. Symphony disclaims beneficial ownership of the reported securities except to the extent of its pecuniary interest therein. The address for Symphony is 555 California Street, Suite 2975, San Francisco, California 94104.

(6)	This information was provided to the Company by Morgan Stanley as of August 13, 2007. The securities are owned, or may be deemed beneficially owned, by Morgan Stanley & Co. Incorporated, which is a wholly-owned subsidiary of Morgan Stanley. The address for Morgan Stanley is 1585 Broadway, New York, New York 10036.

(7)	As reported in a Schedule 13G filed with the SEC on September 28, 2007. Mr. Steven Lampe and Mr. Richard Conway have shared dispositive and voting power over these shares and disclaim beneficial ownership of the shares except to the extent of their pecuniary interest therein. The address for Lampe, Conway is 680 Fifth Avenue – 12th Floor, New York, New York 10019.

(8)	Includes outstanding options to purchase 12,500 shares which become exercisable within 60 days of October 3, 2007.

(9)	Includes outstanding options to purchase 35,167 shares which were exercisable on or which become exercisable within 60 days of October 3, 2007 and 6,761 restricted stock units (“RSUs”) which were vested on or vest within 60 days of October 3, 2006.

(10)	Includes outstanding options to purchase 12,500 shares which become exercisable within 60 days of October 3, 2007.

(11)	Ms. Isham joined the Board on January 31, 2007.

(12)	Includes outstanding options to purchase 12,500 shares which become exercisable within 60 days of October 3, 2007,

(13)	Includes outstanding options to purchase 12,500 shares which become exercisable within 60 days of October 3, 2007.

(14)	Includes outstanding options to purchase 12,500 shares which become exercisable within 60 days of October 3, 2007.

(15)	Includes outstanding options to purchase 7,533 shares which become exercisable within 60 days of October 3, 2007 and 3,315 RSUs which vest within 60 days of October 3, 2007.

(16)	Includes outstanding options to purchase 8,788 shares which become exercisable within 60 days of October 3, 2007 and 3,867 RSUs which vest within 60 days of October 3, 2007.

(17)	Includes outstanding options to purchase 9,416 shares which become exercisable within 60 days of October 3, 2007 and 4,143 RSUs which vest within 60 days of October 3, 2007.

(18)	Includes outstanding options to purchase 6,905 shares which become exercisable within 60 days of October 3, 2007 and 3,038 RSUs which vest within 60 days of October 2, 2007.

(19)	Mr. Oberdank left the Company prior to the vesting of his option and RSU grants.

(20)	Includes 20,619 RSUs which were vested as of October 3, 2007 or which vest within 60 days of October 3, 2007.

(21)	Includes outstanding options to purchase 150,585 shares which were exercisable on or which become exercisable within 60 days of October 3, 2007 and 38,705 RSUs which were vested on or which vest within 60 days of October 3, 2007. This calculation does not include shares owned by Messrs. Goh, Oberdank or McKenna.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our executive officers and directors and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership on Form 3 and changes in ownership on Forms 4 or 5 with the SEC. Based on the written representations of its directors and executive officers and a review of the copies of such forms filed during the fiscal year ended June 29, 2007, we believe that our executive officers, directors, and ten-percent stockholders complied with all Section 16(a) filing requirements.

Executive Compensation

Compensation Discussion and Analysis

Our policies with respect to the compensation of executive officers are designed to attract, motivate, and retain world-class executive talent in all functions, largely through compensation programs that we intend to be externally competitive, internally aligned, and effectively focused on specific team and individual behaviors and results that add short-term and long-term value to the Company. Our philosophy is to reward based on performance. Toward that end, we set performance goals for our executives and condition a significant portion of their compensation on the achievement of those goals. We design criteria and payment amounts relating to these performance goals that are intended to positively correlate higher rewards with higher levels of performance. To further support this approach, at the highest levels of the Company, we place greater emphasis on variable cash and longer-term incentives that are tied directly to Company performance. We believe executives have the greatest impact on longer-term results and should accordingly have a larger portion of their total compensation tied to those long-term results, sharing the upside and downside risk.

Role of the Compensation Committee—The Compensation Committee, which is comprised entirely of independent directors as determined in accordance with Nasdaq rules, oversees and approves all compensation and benefit arrangements for Company officers. Throughout each year, the Compensation Committee monitors developments and trends in executive compensation to enhance its ability to oversee the design and better evaluate the effectiveness of our compensation practices. In addition, the Compensation Committee considers a variety of other factors to determine compensation amounts, including recommendations by our CEO and other members of executive management, recommendations by the Compensation Committee’s independent compensation consultant, and competitive studies and analyses prepared by independent consultants and management.

Role of the Independent Consultant—As permitted by its charter, the Compensation Committee retains an external advisor. During fiscal year 2007, the Compensation Committee retained Frederic W. Cook & Co., Inc. (the “Compensation Consultant”), an independent compensation consulting firm, to provide consulting services on matters relating to executive and Board compensation. A representative from the Compensation Consultant attends Compensation Committee meetings when requested by the Compensation Committee or management and communicates with members of the Compensation Committee outside of scheduled meetings. The Compensation Consultant is charged with providing the Compensation Committee with impartial analysis regarding competitive pay practices for key employees, proactively advising on new trends and developments, and conducting special projects at the Compensation Committee’s request. Services provided by the Compensation Consultant were strictly limited by the Compensation Committee’s own scope of responsibilities and were provided for the Compensation Committee.

Role of Management—Management performs an important role in providing to the Compensation Committee information it needs in the fulfillment of the full scope of its responsibilities. Management also provides relevant background information to the Compensation Consultant for the completion of studies and projects requested by the Compensation Committee. From time to time, members of management may also work in conjunction with the Compensation Consultant at the request of the Compensation Committee and are invited to attend Compensation Committee meetings. During portions of any meetings of the Compensation Committee in fiscal year 2007 involving deliberations regarding a specific member of management, the affected member of management was excused from that portion of the meeting.

Benchmarking—Each year, the Compensation Committee reviews an annual study prepared by the Compensation Consultant, regarding competitive compensation levels for each executive. The companies considered to be peers for fiscal year 2007 compensation benchmarking purposes (the “Compensation Peer Group”) were Adaptec, Inc.; Avid Technology, Inc.; Cray Inc.; Electronics for Imaging, Inc.; Emulex Corporation; Hutchinson Technology Incorporated; Hypercom Corporation; Imation Corp.; Intermec, Inc.; Komag, Incorporated; Novatel Wireless, Inc.; Palm, Inc.; Quantum Corporation; Rackable Systems, Inc.; STEC, Inc.; and Synaptics Incorporated. The Compensation Peer Group was selected by the Compensation Consultant without input or oversight by management and was reviewed and approved by the Compensation Committee. In selecting the members of the Compensation Peer Group, the Compensation Consultant identified companies with similar Global Industrial Classification System industry codes and then used other criteria for further selection such as net revenues, operating margins, operating cash flow, number of employees, and market capitalization. In fiscal year 2007, the Compensation Committee also considered data from The Radford Benchmark Survey of technology companies in its review of compensation levels for executives.

Conclusion—The Compensation Committee reviewed the amounts payable under each individual element of compensation and the aggregate compensation for each executive. In conducting this review, the Compensation Committee examined tally sheets outlining the comprehensive compensation for each executive, including the long-term incentive grants and potential pay-outs under various termination scenarios, including a change of control. Based on such review and discussions with the Compensation Consultant, the Compensation Committee has concluded that the compensation of these executives reflects our compensation philosophy and objectives.

In addition to reviewing all elements of total compensation in fiscal year 2007 for our executives, the Compensation Committee and Compensation Consultant reviewed the overall design of our compensation programs. With consideration to the financial condition of the Company, the Compensation Committee has concluded that our compensation program is appropriate for a company of our size, performance, and industry.

Components of Executive Compensation

Base Salary—The Compensation Committee believes that it is necessary to set base salaries at levels that allow the Company to secure and retain the services of key executive talent. We annually review the salaries of our executives against basic performance objectives, including absolute performance, performance relative to peers, comparison to external market data and the total reward scenario for each executive. Recommendations for executive salary adjustments are reviewed and approved by the Compensation Committee. In fiscal year 2007, due to the financial condition of the Company, there were no broadly-distributed salary increases for executives as a group, and no specific action was taken to target executive salaries against a specific benchmark.

For fiscal year 2008, the Compensation Committee has targeted executive base salaries at the 75th percentile of the Compensation Peer Group. In setting the level of executive base salaries, we consider performance, internal equity, external benchmarking data, and related analyses. We generally benchmark our compensation levels against the companies listed above in Benchmarking.

Cash Bonus Plan—The Cash Bonus Plan is designed to reward Executives for producing critical, short-term (up to one year) results with emphasis on bookings, revenue, operating results, and personal objectives. In fiscal year 2007, the Compensation Committee established an individual cash bonus target for each executive equal to 40%—100% of their base salaries. The average bonus target in fiscal year 2007, as a percentage of base salary, was 44.3% for Vice Presidents and 58% for Senior Vice Presidents. Individual bonus targets were determined through a combination of market benchmarking, internal alignment/segmenting for equity (by job band and reporting relationship), and pay-out modeling to determine cost and affordability. The Compensation Committee has determined that the same general ranges and averages would be used for executive bonus targets in fiscal year 2008.

In selecting objectives for the bonuses of our executives, we identify metrics that are relevant to our business and reflect where we believe the most focus is needed to improve overall financial and operating results. The weighting of each metric suggests the relative level of impact we expect our executives to have on each metric.

For fiscal year 2007, all executives, with the exception of the CEO and those covered by a sales commission plan, were covered by one Cash Bonus Plan design. The table below shows the metrics, weightings, and goal achievement for our executives in the Cash Bonus Plan for fiscal year 2007.

Metrics	Weighting	Goal Achievement %
Revenue	35%	95.12%
Operating Results	35%	185.85%
Personal Objectives	30%	96.80%

The average individual bonus payout was 104% of the individual bonus target for fiscal year 2007.

For fiscal year 2008, the total executive population, with the exception of those covered under a sales commission plan, will be segmented into two groups for bonus purposes. These groups are Executive Committee members (including the CEO) and other SVPs & VPs who are not on the Executive Committee. The table below shows the fiscal year 2008 metrics and weightings for each of these groups.

Metrics	Weighting
	Executive Committee	Other SVPs & VPs
Bookings	25%	20%
Revenue	25%	20%
Operating Results	50%	40%
Personal Objectives		20%

At the end of a given fiscal year, the company's actual performance for each metric is compared to its established target. The goal achievement results for the corporate financial metrics are then applied to a scoring table previously approved by the Compensation Committee. The resulting scores for each metric are applied against the weighting and the executive’s individual bonus target. The personal objectives (if applicable) are rated and approved by the CEO for each executive and then scored, applied against the weighting, and calculated much like the financial metrics. The calculations for the corporate financial metrics and the personal objectives are then added together. The sum is the actual bonus for the executive. The CEO and Board review and approve the actual calculated bonuses for executives. Any exceptions to the established bonus plan for executives are proposed by the CEO and must be approved by the Compensation Committee.

Equity Plans—We believe that providing a significant portion of our executives' total compensation package in the form of equity awards aligns the incentives of our executives with the interests of our stockholders and with our long-term success. The Compensation Committee determines the form and size of equity awards with a view to each executive's overall compensation package, including prior equity awards. Additional factors considered in determining the form and size of equity awards include performance, impact on the business, future potential, internal fairness, external competitive position, and recommendations from our CEO. Equity awards for our executives include both restricted stock units (RSUs) and stock options. The Compensation Committee typically determines whether to award equity to our executives in the second quarter of each fiscal year, with the grant date being December 1st. It is the practice of the Compensation Committee to award RSUs and stock options as of the 15th day (or the applicable following business day) of the month following the start date of all new employees (when equity is part of the new-hire package), including executives. Equity grants resulting from promotions are also awarded on the same timetable as new-hires.

Vesting schedules for RSUs and stock options for executives other than the CEO are shown in the following table:

Year	RSUs	Stock Options
FY2007	33% on 1st anniversary of grant date, plus 8.375% each 3-month period until fully vested after a total of 36 months	25% on 1st anniversary of grant date, plus 6.25% each 3-month period until fully vested after a total of 48 months

FY2008	25% on 1st anniversary of grant date, plus 6.25% each 3-month period until fully vested after a total of 48 months	25% on 1st anniversary of grant date, plus 6.25% each 3-month period until fully vested after a total of 48 months

Stock option and RSU grants for Robert Ewald, our CEO, in fiscal year 2007 were given according to his employment contract. The vesting of these stock options and RSUs is in a series of 48 successive and equal monthly installments upon the CEO’s completion of each month of service over the 48 month period, commencing on his hire date.

Post-Termination Compensation and Benefits—Severance and change in control arrangements for certain of our executives are discussed below under the section Post Employment Compensation and Benefits. The post-termination compensation and benefits for our CEO, Robert Ewald, are explained below in the section entitled Mr. Ewald’s Compensation. The Compensation Committee believes that these change in control arrangements serve the best interests of stockholders because they help to minimize the distraction of management at a cost that the Compensation Committee believes is appropriate and reasonable.

Other Compensation—During fiscal year 2007, two of our executives received special one-time bonuses outside of the Cash Bonus Plan that were based on metrics established, and later assessed at the end of their defined performance periods, by the then-current CEO and the Compensation Committee. These metrics had urgent and significant impact on the financial restructuring of the Company. The bonus targets for each of these special bonuses were set by the former CEO and the Compensation Committee, based on the magnitude of the potential impact of the metrics on the Company.

All of our executives are eligible to participate in our employee benefit plans, including medical, dental, life insurance, ESPP (if approved by the stockholders and unless prohibited by law), and 401(k) plans. These plans are available to all salaried employees and do not discriminate in favor of executives. It is generally our policy not to extend significant perquisites to our executives that are not available to our employees. We will continue to survey the market and at some point in the future may propose changes to the levels of certain benefits and perquisites provided to our executives.

Executive Compensation During Fiscal Year 2007

On May 8, 2006, SGI and its U.S. subsidiaries filed voluntary petitions under Chapter 11 of the U.S. Bankruptcy Code. We emerged from the bankruptcy process on October 17, 2006, under a plan of reorganization (the “Plan”). In accordance with the Plan, all prior outstanding shares of our common stock were canceled. Most of our executive team, including our former CEO Dennis McKenna, remained in place throughout the reorganization process and managed the operations of the business without daily supervision from the court.

During the Chapter 11 proceedings, we developed and communicated details of a retention strategy that consisted of a cash retention plan for key employees below the executive level. In addition, as a component of the Plan, we outlined a Management Incentive Plan (“MIP”) which included an equity grant incentive program for all executives and for key employees below the executive level. We engaged the Compensation Consultant to assist in the design of these plans. The bankruptcy court approved the cash retention plan, which was implemented in July 2006 shortly after approval. The MIP became effective upon emergence from bankruptcy pursuant to the terms of the confirmed Plan. Additional information on the RSU and stock option grants follows in the paragraph below.

In the ordinary course of business, in August 2006, the Compensation Committee implemented a cash bonus plan for fiscal year 2007, which covered all executives (other than the CEO) and many non-executives who were not on a sales commission plan. In the performance-based cash bonus plan, corporate revenue and operating income goals constituted 70% of the weightings, and personal objectives accounted for the remaining 30% weighting for executives. We assumed the cash bonus plan upon emergence from bankruptcy. Upon review by the Compensation Committee in November of

2006, the average bonus target, as a percentage of base salary, was set at 44.3% for Vice Presidents and 58% for Senior Vice Presidents.

On December 1, 2006, under an overall Management Incentive Plan adopted by our Board, we granted RSUs and stock options as a retention strategy to all executives (other than Mr. McKenna) and to a number of key employees below the executive level. Vice Presidents received RSU grants ranging from 5,859 to 9,206 shares and stock option grants ranging from 17,576 to 27,619 options. Senior Vice Presidents received RSU grants ranging from 9,206 to 12,554 shares and stock option grants ranging from 27,619 to 37,663 options.

On August 28, 2007, the results of the fiscal year 2007 cash bonus plan were formally approved by the Board, and bonuses were paid to participants on September 21, 2007. On average, executives received bonus payments equal to 104% of their individual bonus targets.

Mr. McKenna’s Compensation—During the course of completing the final stages of the plan of reorganization and subsequent emergence from Chapter 11, Mr. McKenna and key bondholders that had been named in the Plan to become members of the new Board came to the mutual conclusion that the Board, when constituted, would begin a search for a new CEO to lead us in our post-bankruptcy growth effort. The Company’s reconstituted Board initiated the CEO search in the fall of 2006. Due to the desire to keep Mr. McKenna actively engaged in guiding us during the search for a new CEO and to fairly compensate Mr. McKenna for results achieved, our Board approved a bonus agreement for Mr. McKenna, covering the first two quarters of fiscal year 2007, of up to $500,000 based on achievement of certain revenue and EBITDAR targets. We paid $465,122 under this agreement.

On March 30, 2007, the Compensation Committee granted Mr. McKenna an RSU award covering 20,619 shares of common stock. The RSU award was fully vested on the Grant Date and the underlying shares became issuable on May 15, 2007, subject to a six-month deferral under certain specified circumstances. As a condition to the issuance of the RSU award, Mr. McKenna executed a General Release Agreement pursuant to which he released and waived all claims he might have otherwise had against us, including claims relating to the equity compensation awards we previously granted to him.

Also, on March 30, 2007, the Compensation Committee approved a bonus agreement with Mr. McKenna whereby if our revenue and EBITDA for the third quarter of fiscal 2007 met or exceeded specified targets, then we would pay Mr. McKenna a bonus up to $250,000. We paid $197,541 to Mr. McKenna under this agreement.

Previously, on April 6, 2007, we had entered into a Mutual Separation and General Release Agreement with Mr. McKenna. Under the separation agreement, Mr. McKenna executed a general release of all claims against us in exchange for a lump sum severance payment of $500,000 and continued health care coverage at our expense for up to twelve months. The severance payment is payable on the earlier of (i) the date that is six months following his separation from service with the Company and (ii) the date of his death.

Mr. Ewald’s Compensation—On April 6, 2007, Mr. McKenna left his position as our CEO and President and resigned from the Board. On April 9, 2007, we announced that Mr. McKenna had been replaced by Robert Ewald as our CEO. The Board also appointed Mr. Ewald as a Class I Director of the Board.

In negotiating Mr. Ewald’s compensation, his extensive industry experience, the status of the Company’s turnaround, and market comparisons for CEO’s of other companies were taken into consideration. As a result of the negotiations and pursuant to the terms of Mr. Ewald's offer letter,

Mr. Ewald’s annual base salary is $600,000, subject to annual adjustment by the Board upon recommendation by the Compensation Committee. Mr. Ewald is also eligible to receive a cash bonus each fiscal year, beginning with fiscal year 2008, of up to 100% of his annual base salary, based upon the achievement of the goals outlined for Executive Committee members under the Annual Variable Incentive Plan. For fiscal year 2007, Mr. Ewald was guaranteed a cash bonus equal to 100% of his annual base salary, prorated for the number of days he was employed by us in fiscal year 2007, provided he remained employed by us through June 29, 2007. Mr. Ewald was paid a fiscal 2007 bonus in the amount of $138,462 on September 21, 2007. SGI also agreed to reimburse Mr. Ewald for up to $75,000 in relocation expenses pursuant to the Company’s relocation policy. In addition, the Compensation Committee approved reimbursement of certain personal travel expenses relating to three-destination business and personal travel by Mr. Ewald.

Also, pursuant to the terms of the offer letter, on April 16, 2007, Mr. Ewald was granted an option to purchase 241,142 shares of common stock The options were granted under our Management Incentive Plan (“MIP”) with the stipulation that any shares subject to the option in excess of 147,500 would be subject to stockholder approval of an increase of at least 93,642 shares of common stock available under the MIP within nine months following the option grant date so as to cover those shares. The approval being sought pursuant to Proposal 2 is intended to meet this requirement. The shares are subject to a vesting schedule discussed in the section entitled Equity Plans.

On April 17, 2007, Mr. Ewald received an RSU grant in the amount of 46,358 shares. The number of shares comprising the RSU grant was derived from the difference between 287,500 shares and the 241,142 shares of common stock subject to the stock option grant. The vesting schedule of the RSUs is discussed under the section entitled Equity Plans.

Mr. Ewald is not expected to receive any change in his compensation package for fiscal year 2008. In addition, we do not expect to issue any additional stock option or RSU awards to Mr. Ewald until at least fiscal year 2009.

If the Company terminates Mr. Ewald’s employment without cause, Mr. Ewald executes a general release of all claims in favor of the Company, and Mr. Ewald agrees not to solicit any of our employees for a 12-month period following his termination date and complies with the terms of his proprietary information agreement with us, Mr. Ewald will receive salary continuation payments for a 12-month period following his termination date at his rate of base salary in effect on his termination date and COBRA premiums paid on his behalf until the earlier of 12 months following his termination or until he is covered by another employer’s health care plan.

Executive Compensation During Fiscal Year 2008.

In fiscal year 2007, retention was the primary focus of our compensation strategy. For fiscal year 2008, our primary focus has shifted to performance. Salary reviews for executives will take place in fiscal year 2008 with the opportunity for salary increases based on performance, overall compensation, and individual alignment with market data. On August 28, 2007, the Fiscal Year 2008 Annual Variable Incentive Plan (formerly called the Cash Bonus Plan), covering executives outside of the Sales function, was approved by the Compensation Committee. As previously noted in the section entitled Cash Bonus Plan, for members of the Executive Committee, the Fiscal Year 2008 Annual Variable Incentive Plan does not include the Personal Objectives metric that was present in the fiscal year 2007 Cash Bonus Plan. For the Executive Committee members, including the CEO, in fiscal year 2008, the Annual Variable Incentive Plan will be weighted 100% on corporate financial metrics. The individual bonus targets, as a percentage of base salary, will be reviewed and potentially adjusted more precisely by job band and reporting relationship at the time executive salaries are reviewed in November 2007 to ensure the total cash compensation for each executive is appropriate relative to market and internal comparisons.

For other executives who are not members of the Executive Committee, the Fiscal Year 2008 Annual Variable Incentive Plan includes personal objectives weighted at 20% and corporate financial metrics weighted at 80%. For this group, the individual bonus targets, as a percentage of base salary, will also be reviewed and potentially adjusted more precisely by job band and reporting relationship at the time executive salaries are reviewed in November 2007 to ensure the total cash compensation for each of these executives is appropriate relative to market and internal comparisons. For all other non-executive participants in the FY2008 Annual Variable Incentive Plan, the weightings are 50% personal objectives and 50% corporate financial metrics.

We pay bonuses upon the Compensation Committee’s determination that at least the minimum goal achievement thresholds are achieved for all three corporate financial metrics, which are Bookings, pro forma Revenue and pro forma Operating Result. Each of these metrics has a goal achievement threshold (generally 85%), a target (100% of goal achievement) and a maximum (generally 125% of goal achievement). There is a corresponding score for each level of goal achievement that enables the company to put greater reward opportunity at higher levels of goal achievement. An example of how goal achievement might be correlated to scoring is as follows: 85% goal achievement correlated to a 50% score, 100% goal achievement correlated to a 100% score and 125% goal achievement correlated to a 150% score. Goal achievement above the maximum will be considered on an exception basis and the Board will determine if a payout above the stated maximum will be made for any metric. Detailed scoring tables are used for all metrics.

Regulatory Issues

Under Section 162(m) of the Internal Revenue Code, the Company generally receives an annual federal income tax deduction for compensation paid to the CEO and the other four most highly paid executives only if the compensation is less than $1 million or is performance-based. The awards granted under the Management Incentive Plan qualify as performance-based compensation and thus are fully deductible for the Company. The MIP’s performance-based criteria are being considered for approval by the stockholders in this Proxy Statement. The Compensation Committee intends to continue seeking a tax deduction for all executive compensation to the extent it is in the best interests of the Company and the stockholders.

Summary Compensation Table

The following table shows the compensation information for our Chief Executive Officer, the next four most highly compensated executive officers and two former executive officers earned during the fiscal year ended June 29, 2007. We refer to all of these officers as the “Named Executive Officers.” Only Mr. Ewald has an employment contract with the Company.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non- Equity Incentive Plan Compen- sation ($)(5)	Change in Pension Value and Non- qualified Deferred Compen- sation Earnings ($)(6)	All Other Compen- sation ($)(7)	Total ($)
Robert Ewald, Chief Executive Officer	2007	138,462	—	67,916	142,553	138,462	—	9,330	496,723

Kathy Lanterman, Chief Financial Officer	2007	310,000	150,250	40,478	46,577	166,305	—	2,086	715,696

David Parry, General Manager and Senior Vice President	2007	350,000	—	43,370	60,159	360,652	—	1,771	815,952

Eng Lim Goh, Chief Technology Officer and Senior Vice President	2007	328,500	5,000	34,695	51,284	178,967	—	35,478	633,924

Barry Weinert, General Counsel and Vice President	2007	250,000	30,250	31,804	38,754	99,377	—	2,236	452,421

Terry Oberdank, Former Vice President, Technology Solutions	2007	239,346	—	31,804	40,912	128,496	—	4,286	444,844

Dennis McKenna, Former Chief Executive Officer	2007	432,399	662,662	1,370,771	1,233,587	—	—	503,017	4,202,436

(1)	Mr. Ewald’s salary reflects three months of employment with the Company.

(2)	Ms. Lanterman’s and Mr. Weinert’s bonuses reflect special awards made in recognition of their service during the bankruptcy and $250 spot bonus awards. Dr. Goh’s amount reflects the award of a patent bonus. Mr. McKenna received bonuses totaling $465,122 during the first two quarters of the fiscal year and a bonus of $197,540 during the third quarter of the fiscal year. These bonuses are discussed in the Compensation Discussion and Analysis section under Mr. McKenna’s Compensation.

(3)	Amounts in this column represent the amount of restricted stock unit (“RSU”) expense in fiscal 2007 for the named executive officers. Pursuant to FAS 123R, we recorded a charge of approximately $4 million during the three month period ended September 30, 2007 for all unvested RSU's and stock options that were cancelled when we emerged from bankruptcy. Of this charge, $2 million related to unvested RSUs and stock options held by Mr. McKenna and this amount is reported as compensation in the table above. We are required to treat Mr. McKenna’s cancelled RSUs and stock options as compensation under the SEC rules. However, Mr. McKenna received no cash or other value for the cancelled RSUs and stock options reflected in the table above. Without this required adjustment for SEC reporting, Mr. McKenna’s equity compensation for the year was $623,106 and his total compensation was $2,218,167. For a description of the assumptions made to arrive at these amounts, see note 5 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 29, 2007.

(4)	Amounts in this column represent the amount of stock option and stock appreciation right expense in fiscal 2007 for the Named Executive Officers. For a description of the assumptions made to arrive at these amounts, see note 5 to our consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended June 29, 2007.

(5)	Amounts in this column reflect payments made to the Named Executive Officers under the Cash Bonus Plan. Payments were made in fiscal 2008 for service in fiscal year 2007. See the Compensation Discussion and Analysis section under Cash Bonus Plans for further discussion regarding these bonuses.

(6)	The Company does not have a pension or deferred compensation plan.

(7)	Amounts for Mr. Ewald include group term life insurance premiums, relocation expenses and related tax gross-ups, and personal travel expenses. Amounts for Ms. Lanterman include a tax gross-up on a bonus, 401(k) matching funds and group term life insurance premiums. Amounts for Mr. Parry include 401(k) matching funds and group term life insurance premiums. Amounts for Dr. Goh include group term life premiums, $17,025 in housing allowance, and $12,238 in total tax gross-ups for the housing allowance and patent bonus. Amounts for Mr. Oberdank include 401(k) matching funds and group term life insurance premiums. The amount for Mr. McKenna includes group term life insurance premiums and a severance payment. Under a separation agreement entered into on April 6, 2007, Mr. McKenna will receive a $500,000 payment from us on the earlier of (i) the date that is six months following separation from the Company, or (ii) the date of his death. This severance payment is discussed in the Compensation Discussion and Analysis section under Mr. McKenna’s Compensation. Amounts for Mr. Oberdank do not include a severance payment of $122,500 made to him in fiscal year 2008.

Grants of Plan-Based Awards in Fiscal Year 2007

The following table shows equity awards granted under the Management Incentive Plan and bonuses awarded under our Cash Bonus Plan to the Named Executive Officers.

		Estimated Possible Payouts Under Equity Incentive Plan Awards
Name	Grant Date	Estimated Possible Payouts of Non- Equity Incentive Awards	Estimated Possible Payouts of Non- Equity Incentive Awards	Estimated Possible Payouts of Non- Equity Incentive Awards	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($ / Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)(1)	Target ($)	Maximum ($)
Robert Ewald	4/16/07	138,462	138,462	138,462	—	241,142	30.26	2,814,465
	4/17/07				46,358			1,351,799
Kathy Lanterman	12/1/06	50,375	155,000	209,250	11,717	35,152	18.03	266,677
David Parry	12/1/06	113,750	350,000	472,500	12,554	37,663	18.03	285,727
Eng Lim Goh	12/1/06	53,381	164,250	221,738	10,043	30,130	18.03	228,578
Barry Weinert	12/01/06	32,500	100,000	135,000	9,206	27,619	18.03	209,529
Terry Oberdank	12/1/06	38,984	119,673	161,559	9,206	27,619	18.03	209,529
Dennis McKenna	3/30/07	437,501	750,000	750,000	20,619	—	—	623,106

(1)	Represents target level bonus amounts for 2007 under the Cash Bonus Plan. For actual amounts paid in fiscal year 2007 under the Cash Bonus Plan, see the Summary Compensation Table above.

(2)	The fair value of each option is estimated on the date of grant using the Black-Scholes-Merton closed-form option valuation model that uses assumptions for volatility, expected term, risk-free interest rate and expected dividends. Expected volatilities are based on the company’s historical volatility combined with our peers’ most recent and implied volatility. We use the “simplified” approach as described in Question 6 of SEC Staff Accounting Bulletin #107 to calculate the options’ expected term, which represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected dividends are currently forecasted at zero.

Outstanding Equity Awards at Fiscal Year-End 2007

The following table shows outstanding stock options and restricted stock units held by certain Named Executive Officers as of June 29, 2007.

	Option Awards					Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Robert Ewald	10,048	231,094	—	30.26	4/15/2014	44,426	1,192,172	—	—
Kathy Lanterman	—	35,152	—	18.03	11/30/2013	11,717	314,426	—	—
David Parry	—	37,663	—	18.03	11/30/2013	12,554	336,887	—	—
Eng Lim Goh	—	30,130	—	18.03	11/30/2013	10,043	269,504	—	—
Barry Weinert		27,619	—	18.03	11/30/2013	9,206	247,043
Terry Oberdank	—	27,619	—	18.03	11/30/2013	9,206	247,043	—	—

(1)	Market value is equal to the unvested quantity of restricted stock units multiplied by the fair market values as of June 29, 2007. For further information on the vesting schedule for option and restricted stock awards for executive officers, see the description of Equity Plans in the Compensation Discussion and Analysis section.

Option Exercises and Stock Vested in Fiscal Year 2007

The following table provides information on option exercises and stock vesting by certain Named Executive Officers during fiscal year 2006.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Robert Ewald	—	—	1,932	55,516
Dennis McKenna, Former CEO	—	—	20,619	623,106

The quantities in this table represent quantity and value of shares vested but not issued. According to their grant agreements, Mr. Ewald’s shares that have vested during the calendar year will be issued in December of each year, and Mr. McKenna’s shares will be issued in October 2007 (6 months from his date of termination). See the Compensation Discussion and Analysis sections on Mr. Ewald’s Compensation and Mr. McKenna’s Compensation for more details.

Pension Benefits

We do not sponsor or otherwise offer any qualified or nonqualified defined benefit plans. The Compensation Committee may elect to adopt qualified or nonqualified defined benefit plans in the future if the Compensation Committee determines that doing so is on our best interests.

Nonqualified Deferred Compensation

None of our Named Executive Officers participate in or have account balances in nonqualified defined contribution plans or other nonqualified deferred compensation plans maintained by us. The Compensation Committee may elect to provide our officers and other employees with non-qualified defined contribution or other non-qualified deferred compensation benefits in the future if the Compensation Committee determines that doing so is in our best interests.

Potential Payments Upon Termination or Change in Control

The following table and summary show potential payments payable by us to certain Named Executive Officers upon termination of employment or a change in control. The Compensation Committee at its discretion may revise, amend or add to the benefits if it deems it advisable. The table below reflects amounts payable to our Named Executive Officers assuming their employment was terminated, or a change in control occurred, on June 29, 2007.

Name	Benefit	Change in Control (1)	After Change in Control Termination w/o Cause or for Good Reason (2)	Severance (3)	Death or Disability (4)
Robert Ewald	Salary	—	600,000	600,000	600,000
	Equity Acceleration	1,192,172	—	—	1,192,172
	Benefits Extension		3,900	3,900	3,900
	Total Value	1,192,172	603,900	603,900	1,796,072

Kathy Lanterman	Salary	—	620,000	—	—
	Equity Acceleration	623,939	—		623,939
	Total Value	623,939	620,000		623,939

David Parry	Salary	—	700,000	—	—
	Equity Acceleration	668,509	—	—	668,509
	Total Value	668,509	700,000	—	668,509

Eng Lim Goh	Salary	—	657,000	—	—
	Equity Acceleration	534,799	—	—	534,799
	Total Value	534,799	657,000	—	534,799

Barry Weinert	Salary	—	500,000	—	—
	Equity Acceleration	490,228	—	—	490,228
	Total Value	490,228	500,000	—	490,228

Terry Oberdank	Salary	—	478,692	—	—
	Equity Acceleration	490,228	—	—	490,228
	Total Value	490,228	478,692	—	490,228

(1)

Under Mr. Ewald’s Employment Agreement entered into with us on April 4, 2007 (the “Ewald Agreement”), in the event of a change of control all of Mr. Ewald’s equity awards granted pursuant to the Ewald Agreement become 100% vested. For each other Named Executive Officer, under the Employment Continuation Agreements entered into between each of them and us on various dates (the “Continuation Agreements”), upon a change in control all equity awards become 100% vested (except that incentive stock options granted prior to the date of the Continuation Agreement, to the extent then unvested, will vest in full 15 calendar days after a change in control and any restricted stock granted to the Named Executive Officer shall be released from our repurchase right 15 calendar days after a change in control). Further, under the Notices of Stock Option Grants and Notices of Restricted Stock Unit Awards between us and the named executive officers on various dates (the “Notices”), upon a change of control, the grant or award, or any unvested portion thereof, becomes 100% vested if the grant or award is not assumed, converted or replaced by the continuing entity. In this chart, equity acceleration figures represent the sum of (i) outstanding and unvested restricted stock units that accelerate, multiplied by the fair market value as of June 29, 2007 and (ii) the number of unvested shares underlying stock options that accelerate, multiplied by the difference between the June 29, 2007 fair market value and the grant exercise price.

(2)	Under the Ewald Agreement, if Mr. Ewald’s employment is terminated without cause in connection with a change in control, he will continue to receive (i) his current salary for twelve months following his termination date and (ii) group health coverage under COBRA for which we will pay the premiums for one year or until Mr. Ewald becomes eligible to receive such benefits from a subsequent employer or elsewhere. Mr. Ewald’s receipt of such severance benefits is conditioned upon (i) his execution of a unilateral general release of all claims in our favor; and (ii) his continued compliance with our standard employee invention assignment and confidentiality agreement. For each other Named Executive Officer, under the Continuation Agreements, if the Named Executive Officer is terminated without cause or resigns for good reason within 24 months after a change of control, the Named Executive Officer will receive an amount equal to 24 months of their current compensation, payable in cash between 30 and 60 days after termination. In addition to the salary payments indicated in this column, upon a change in control Named Executive Officers will also receive the equity acceleration reflected in the change of control column.

(3)	Under the Ewald Agreement, if Mr. Ewald’s employment is terminated by us without cause, he will continue to receive his current salary for twelve months following his termination date and group health coverage under COBRA for which we will pay the premiums for one year or until Mr. Ewald becomes eligible to receive such benefits from a subsequent employer or elsewhere. Mr. Ewald’s receipt of such severance benefits is conditioned upon (i) his execution of a unilateral general release of all claims in our favor; and (ii) his continued compliance with our standard employee invention assignment and confidentiality agreement.

(4)	In the event Mr. Ewald dies or is permanently disabled while employed by us, he or his estate will continue to receive his current salary for twelve months following his termination date and group coverage under COBRA for which we will pay the premiums for one year or until Mr. Ewald becomes eligible to receive such benefits from a subsequent employer or elsewhere. Mr. Ewald’s receipt of such severance benefits is conditioned upon (i) his execution of a unilateral general release of all claims in our favor; and (ii) his continued compliance with our standard employee invention assignment and confidentiality agreement. Under the terms of the Notices, in the event the other Named Executive Officers’ service terminates due to death or disability, their equity awards become 100% vested.

Other Events. If Mr. Ewald resigns or is terminated for cause, he is not entitled to any cash severance benefits, additional vesting of shares of restricted stock or options, or any additional payments from us of any other kind. If other Named Executive Officers resign, all unvested equity benefits expire immediately on the resignation date. If other Named Executive Officers are terminated for cause, all equity benefits are forfeited (regardless of vesting) on the date the officer’s service is terminated.

Director Compensation

The compensation we provide to non-employee directors is designed to be competitive with our peer group, link rewards to business results and stockholder return and facilitate increased ownership of our stock. We do not have a retirement plan for non-employee directors. Our executives are not paid additional compensation for their services as directors.

In 2007, the non-employee Chairman of the Board received an annual retainer of $40,000 and each non-employee director received an annual retainer of $25,000 paid quarterly, in arrears. Each non-employee Board member also received a per-meeting fee of $2,000. Board members receive additional retainers for serving on Board committees. The additional annual retainer for the Chairman of the Audit Committee was $25,000 and the additional annual retainer for all other members of the

Audit Committee was $10,000. The additional annual retainer for the Chairman of the Compensation and Human Resources Committee was $16,000 and the additional retainer for all other members of the Compensation and Human Resources Committee was $6,000. The additional retainer for the Chairman of the Corporate Governance and Nominating Committee was $10,000 and the additional annual retainer for all other members of the Governance and Nominating Committee was $4,000. Each committee member received $1,000 for each meeting in excess of 10 (for the Audit Committee), 8 (for the Compensation and Human Resources Committee) and 4 (for the Corporate Governance and Nominating Committee). Meeting fees are paid to non-employee directors for each formal Board meeting attended in person, each formal telephonic Board meeting and each committee meeting. Our directors are also entitled to receive reimbursement of reasonable out-of-pocket expenses incurred by them to attend board meetings.

In addition to the cash compensation, we issued each non-employee director an option to purchase 12,500 shares of our common stock upon election to the Board and we annually issue each non-employee director an option to purchase 5,000 shares of our common stock. All stock options for non-employee directors cliff vest 100% on the one year anniversary of the grant date.

During fiscal 2007, Mr. Arthur Money, Mr. Robert White, and Mr. James McDivitt also served on the Board of Silicon Graphics Federal, Inc., our federal government sales subsidiary. They received director fees for there services in fiscal year 2007: Mr. Money received $6,000, Mr. White received $4,000 and Mr. McDivitt received $4,000.

2007 Director Compensation

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Eugene I. Davis	48,000	—	43,817	—	—	—	91,817
Anthony Grillo	44,250	—	43,817	—	—	—	88,067
Joanne O. Isham (2)	16,583	—	40,981	—	—	—	57,564
Kevin D. Katari	39,000	—	43,817	—	—	—	82,817
James A. McDivitt (3)	51,750	—	43,817	—	—	—	80,567
Chun Won Yi	31,500	—	43,817	—	—	—	75,317

(1)	The fair value of each option is estimated on the date of grant using the Black-Scholes-Merton closed-form option valuation model that uses assumptions for volatility, expected term, risk-free interest rate and expected dividends. Expected volatilities are based on the company’s historical volatility combined with our peers’ most recent and implied volatility. We use the “simplified” approach as described in Question 6 of SEC Staff Bulletin #107 to calculate the options’ expected term, which represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the contractual life of the option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected dividends are currently forecasted at zero.

(2)	Ms. Isham joined the Board on January 31, 2007.

(3)	Mr. McDivitt was the only director on the Board both before and after the Effective Date. As a result, he earned director fees during the first quarter of fiscal year 2007. All other directors in this chart joined the Board after the Effective Date.

Directions to the Annual Meeting of Stockholders

The Annual Meeting will be held on November 19, 2007 at 8:00 a.m., Pacific Time, at offices of Cooley Godward Kronish LLP located at 101 California Street, 5th Floor, San Francisco, California.

Driving Directions to the Annual Meeting:

From the Peninsula/San Francisco International Airport

•	Take HWY 101 or HWY 280 north

•	Merge from HWY 101 onto HWY 280 north, towards downtown

•	Exit HWY 280 at King St., end of freeway

•	Turn left on Third St.

•	Turn right on Folsom St.

•	Turn left on Fremont St., becomes Front St. at Market

•	Parking garage is on the right past Pine St.

or

•	Take HWY 101 north

•	Exit on Third St, the last San Francisco exit

•	Turn left on Third St. (second light)

•	Turn right on Folsom St.

•	Turn left on Fremont St., becomes Front St. at Market

•	Parking garage is on the right past Pine St.

From Marin County

•	Take HWY 101 south across the Golden Gate Bridge

•	After the tollbooths, stay to the left, exit Marina Blvd.

•	Continue Marina Blvd., turn left onto Bay St.

•	Turn right on Columbus Ave.

•	Veer right onto Montgomery St., stay in left lane

•	Immediate left on Clay St.

•	Turn right on Davis St.

•	Turn right on Pine St.

•	Turn right on Front St., parking garage is on the right

From the East Bay

•	Take 80 west across the Bay Bridge

•	Exit Fremont St., the first San Francisco exit

•	Turn left onto Fremont St., becomes Front St. at Market

•	Parking garage is on the right past Pine St.

Other Matters

The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

/s/ Barry J. Weinert

Barry J. Weinert

Vice President, General Counsel

and Corporate Secretary

October 18, 2007

A copy of the Company’s Annual Report to the Securities and Exchange Commission on Form 10-K for the fiscal year ended June 30, 2007, is available without charge upon written request to Corporate Secretary, Silicon Graphics, Inc., 1140 East Arques Avenue, Sunnyvale, California, 94085.

Appendix A—Audit Committee Charter

SILICON GRAPHICS, INC.

Audit Committee Charter

This Audit Committee Charter was adopted by the Board of Directors (the “Board”) of Silicon Graphics, Inc. (the “Company”) on October 19, 2006.

I. PURPOSES

The Audit Committee (the “Committee”) shall assist the Board in fulfilling its responsibility to oversee management regarding: (i) the conduct and integrity of the Company’s financial reporting to any governmental or regulatory body, shareholders, other users of Company financial reports and the public; (ii) the Company’s systems of internal control over financial reporting and disclosure controls and procedures; (iii) the qualifications, engagement, compensation, independence and performance of the Company’s independent auditors, their conduct of the annual audit of the Company’s financial statements, and their engagement to provide any other services; (iv) the Company’s legal and regulatory compliance; (v) the application of the Company’s codes of business conduct and ethics as established by management and the Board; and (vi) the preparation of the audit committee report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In discharging its role, the Committee is empowered to inquire into any matter it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company. In addition to retaining the Company’s independent auditor, the Committee has the power to retain outside counsel, other auditors or other advisers to assist it in carrying out its activities. The Company shall provide adequate resources to support the Committee’s activities, including compensation of the Company’s independent auditor and any counsel, other auditors and other advisers retained by the Committee. The Committee shall have the sole authority to retain, compensate, direct, oversee and terminate the Company’s independent auditor and any counsel, other auditors and other advisers hired to assist the Committee, who shall be accountable ultimately to the Committee.

II. COMMITTEE MEMBERSHIP

The Committee shall consist of three or more members of the Board, each of whom the Board has selected and determined to be “independent” for purposes of audit committee membership in accordance with the Marketplace Rules of The Nasdaq Stock Market, as in effect in accordance with the rules of the SEC. All members of the Committee shall meet the financial literacy requirements of the Marketplace Rules and at least one member shall be an “audit committee financial expert” as such term is defined under applicable SEC rules.

The Chairman of the Committee shall be appointed from among the Committee members by, and serve at the pleasure of, the Board, shall preside at meetings of the Committee and shall have authority to convene meetings, set agendas for meetings, and determine the Committee’s information needs, except as otherwise provided by action of the Committee. In the absence of the Chairman at a duly convened meeting, the Committee shall select a temporary substitute from among its members to serve as chair of the meeting.

III. COMMITTEE MEETINGS

The Committee shall meet on a regularly-scheduled basis at least four times per year and additionally as circumstances dictate. The Committee shall meet regularly with the internal auditor and the independent auditor in executive sessions to provide the opportunity for full and frank discussion without members of senior management present.

IV. KEY RESPONSIBILITIES

The Committee’s role is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. In carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work.

The following responsibilities are set forth as a guide to fulfilling the Committee’s purposes, with the understanding that the Committee’s activities may diverge as appropriate given the circumstances. The Committee is authorized to carry out these activities and other actions reasonably related to the Committee’s purposes or assigned by the Board from time to time.

The Committee may form, and delegate any of its responsibilities to, a subcommittee so long as such subcommittee is solely comprised of one or more members of the Committee.

To fulfill its purposes, the Committee shall:

A. Supervise the Independent Audit.

1. Appoint, evaluate, set the compensation of, oversee the work of, and, if appropriate, terminate, the independent auditor, who shall report directly to the Committee;

2. Review and approve the terms of the independent auditor’s retention, engagement and scope of the annual audit, and pre-approve any audit-related and permitted non-audit services (including the fees and terms thereof) to be provided by the independent auditor (with pre-approvals disclosed as appropriate in the Company’s filings with the Securities and Exchange Commission); provided, however, that the pre-approval requirement is waived with respect to the provision of non-audit services for the Company if the “de minimus” provisions of Section 10A(i)(1)(B) of the Securities Exchange Act of 1934, as amended, are satisfied. This authority to pre-approve non-audit services may be delegated to one or more members of the Committee, who shall present all decisions to pre-approve an activity to the full Committee at its first meeting following such decision; and

3. On an annual basis: (i) review a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1 (as modified or supplemented), actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence; and (ii) set clear hiring policies for employees or former employees of the independent auditors.

B. Oversee Internal Controls and Risk Management.

1. Review and discuss with management and the independent auditor: (i) the adequacy of the Company’s internal control over financial reporting and disclosure controls and procedures (including computerized information system disclosure controls and security), including (a) management’s quarterly certification of the Company’s disclosure controls and procedures and any reports of material weaknesses in internal control over financial reporting and actions taken to remedy any such weaknesses, (b) management’s annual assessment of the Company’s internal control over financial reporting and (c) the independent auditor’s annual attestation report regarding management’s annual assessment of the Company’s internal control over financial reporting; (ii) any significant deficiencies in the design or operation of the Company’s internal control over financial reporting and disclosure controls and procedures that could adversely affect the Company’s ability to record, process, summarize and report financial data; (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting and disclosure controls; and (iv) related findings and recommendations of management;

2. Review and discuss with management and the independent auditor any significant risks or exposures and assess the steps management has taken to minimize such risks; and review and discuss with management and the independent auditor the Company’s policies with respect to risk assessment and risk management;

3. Establish and oversee procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters and any other aspects of the Company’s internal control over financial reporting, and the confidential, anonymous submission by employees of concerns regarding questionable accounting, financial reporting or auditing matters, which complaints or concerns shall be disclosed directly to the Chairman of the Corporate Governance and Nominating Committee and the Chairman of the Committee; and

4. Review at least annually the internal audit plan. The internal audit function shall report directly to the Chief Financial Officer and shall meet directly with the Committee at such times as are requested by the Committee or as may be initiated by the internal auditor.

C. Oversee Financial Reporting.

1. Review and discuss with management and the independent auditor: (i) all critical accounting policies and practices used by the Company; (ii) any significant changes in Company accounting policies; (iii) any material alternative accounting treatments within GAAP that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the accounting firm; and (iv) any accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports;

2. Inquire as to the independent auditor’s view of the accounting treatment related to significant new transactions or other significant matters or events not in the ordinary course of business;

3. Review and discuss with the independent auditor the matters required to be discussed with the independent auditor by: (i) Statement of Auditing Standards (“SAS”) No. 61, including the auditor’s responsibility under generally accepted auditing standards, the significant accounting policies used by the Company, accounting estimates used by the Company and the process used by management in formulating them, any consultation with other accountants and any major issues discussed with management prior to its retention; (ii) SAS No. 90 and any report required to be delivered by the independent auditor pursuant to Section 10(A)(k) of the Securities Exchange Act of 1934, as amended; and (iii) SAS No. 100, including the review of the interim financial information of the Company and any material modifications that need to be made to the interim financial information for it to conform with GAAP;

4. Review the Company’s financial statements, including: (i) prior to public release, review and discuss with management and the independent auditor the Company’s annual and quarterly financial statements to be filed with the SEC (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any certifications regarding the financial statements or the Company’s internal control over financial reporting and disclosure controls and procedures filed with the SEC by the Company’s senior executive and financial officers); (ii) with respect to the independent auditor’s annual audit report and attestation, prior to release of the annual audited financial statements, meet with the independent auditor without any management member present to discuss (a) the adequacy of the preparation of the Company’s audited financial statements, the Company’s system of internal control over financial reporting and the audit procedures applied by the independent auditor, (b) the appropriateness of the accounting principles applied and the judgments, including estimates, made in the preparation of the Company’s audited financial statements, and (c) the quality of the Company’s financial reports; (iii) recommend to the Board whether to include the audited annual financial statements in the Company’s Annual Report on Form 10-K to be filed with the SEC; and (iv) prior to submission to any governmental authority of any financial statements of the Company that differ from the financial statements filed by the Company with the SEC, reviewing such financial statements and any report, certification or opinion thereon provided by the independent auditor; and

5. Discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance (including the dissemination of financial information not involving the presentation of financial measures in accordance with generally accepted accounting principles) disclosed by the Company.

D. Oversee Legal and Ethical Compliance.

1. Review, discuss with management and the independent auditor, and approve any transactions or courses of dealing with related parties (e.g., including significant shareholders of the Company, directors, corporate officers or other members of senior management or their family members) that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties, including any safeguards or additional procedures to be applied in such circumstances;

2. Review at least annually with management, including the General Counsel and head of the internal audit function, compliance with, the adequacy of and any requests for waivers under, the Company’s code(s) of business conduct and ethics (including codes that apply to all employees as well as those applicable to directors, senior officers and financial officers and the Company’s policies and procedures concerning trading in Company securities and use in trading of proprietary or confidential information) and make a recommendation to the full Board with regard to any amendments to such code(s) or any waiver sought with respect to any executive officer or director; and

3. Review and address conflicts of interest of directors and executive officers.

E. Report and Self-Evaluate.

1. Oversee the preparation of and approve all reports required or appropriate in the conduct of the Committee’s responsibilities, including the report for inclusion in the Company’s annual proxy statement, stating whether the Committee: (i) has reviewed and discussed the audited financial statements with management; (ii) has discussed with the independent auditors the matters required to be discussed by SAS Nos. 61 and 90; (iii) has received the written disclosure and letter from the independent auditors (describing their relationships with the Company) and has discussed with them their independence; and (iv) has, based on the review and discussions referred to above, recommended to the Board that the audited financials be included in the Company’s Annual Report on Form 10-K for filing with the SEC;

2. Conduct an annual self-evaluation of the performance of the Committee, including its effectiveness and compliance with this Charter;

3. Review and reassess the adequacy of this Charter annually, and recommend to the Board amendments as the Committee deems appropriate; and

4. Report regularly to the Board on Committee findings and recommendations, including on any issues that arise with respect to the quality or integrity of the Company’s financial statements, the performance and independence of the independent auditors and the performance of the internal audit function, the Company’s compliance with legal or regulatory requirements and its codes of business conduct and ethics, and any other matters the Committee deems appropriate or the Board requests, and maintain minutes or other records of Committee meetings and activities.

Appendix B—Management Incentive Plan

SILICON GRAPHICS, INC.

Management Incentive Plan

Amended and Restated By Board of Directors: September 17, 2007

1. Purpose. The Silicon Graphics, Inc. Management Incentive Plan (the “Plan”) is intended to attract, retain and motivate officers and employees of, consultants to, and non-employee directors providing services to Silicon Graphics, Inc. (the “Company”) and its subsidiaries by providing them with the opportunity to acquire shares of the Company’s common stock (the “Common Stock”), to receive monetary payments based on the value of such shares or to receive other equity or cash incentive compensation.

2. Administration.

(a) Committee. The Plan will be administered by the Compensation and Human Resources Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”) which shall be comprised, unless otherwise determined by the Board, of not less than two (2) members each of whom shall be (i) a “Non-Employee Director” within the meaning of Rule 16b-3(b)(3) (or any successor rule) promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (ii) “outside directors” within the meaning of Treasury Regulation Section 1.162-27(e)(3) under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and (iii) an “independent director” within the meaning of the listing requirements of the National Association of Securities Dealers Automated Quotation System and such other exchange on which the Company may be listed.

(b) Authority. The Compensation Committee is authorized, subject to the provisions of the Plan, to establish such rules as it deems necessary for the proper administration of the Plan and to make such determinations and interpretations in its sole discretion and to take such action in connection with the Plan and any Benefits (as defined in Section 4) granted hereunder as it deems necessary or advisable, including, subject to the terms of the Plan, the right to accelerate the vesting or exercisability of Benefits, establish the terms and conditions of Benefits and cancel Benefits upon a Change in Control. All determinations and interpretations made by the Compensation Committee shall be binding and conclusive on all participants and their legal representatives.

(c) Indemnification. Except in circumstances involving bad faith or willful misconduct of the person acting or failing to act, no member of the Compensation Committee and no employee of the Company shall be liable for any act or failure to act hereunder or for any act or failure to act hereunder by any other member or employee or by any agent to whom duties in connection with the administration of this Plan have been delegated. The Company shall indemnify members of the Compensation Committee and any agent of the Compensation Committee who is an employee of the Company, a subsidiary or an affiliate against any and all liabilities or expenses to which they may be subjected by reason of any act or failure to act with respect to their duties on behalf of the Plan, except in circumstances involving such person’s bad faith or willful misconduct.

(d) Delegation. The Compensation Committee may delegate to one or more of its members, one or more officers of the Company, and one or more agents or advisors such administrative duties or powers as it may deem advisable. Any person to whom it has delegated duties as aforesaid may employ one or more persons to render advice with respect to any responsibility the Compensation Committee or such person may have under the Plan. To the extent permitted by applicable law, the Compensation Committee may, by resolution, authorize one or more officers of the Company to do one or both of the following on the same basis as can the Compensation Committee: (i) designate employees and consultants to be recipients of Benefits, and (ii) determine the terms and conditions of any such Benefits; provided, however, that (1) the Compensation Committee shall not delegate such responsibilities to any such officer for Benefits granted to an employee that is considered an “insider” for purposes of Section 16 of the Exchange Act; (2) the resolution providing for such authorization shall set forth the total number of Benefits such officer(s) may grant; and (3) the officer(s) shall report periodically to the Compensation Committee regarding the nature and scope of the Benefits granted pursuant to the authority delegated.

(e) Advisors. The Compensation Committee may employ such legal or other counsel, consultants and agents as it may deem desirable for the administration of the Plan and may rely upon any opinion or computation received from any such counsel, consultant or agent. Expenses incurred by the Compensation Committee in the engagement of such counsel, consultant or agent shall be paid by the Company, or the subsidiary or affiliate whose employees, consultants and directors have benefited from the Plan, as determined by the Compensation Committee.

3. Participants. Participants will consist of such officers, employees, consultants, and non-employee directors of the Company and its subsidiaries as the Compensation Committee in its sole discretion determines and whom the Compensation Committee may designate from time to time to receive Benefits under the Plan. The Compensation Committee may impose such conditions on participation as it shall deem appropriate, including, without limitation, a condition that any Benefit be subject to the participant’s agreement to modify existing agreements with the Company related to indemnification and/or Change in Control. In addition, participation in the Plan and enjoyment of Benefits hereunder is conditioned upon the agreement to be bound by restrictive covenants relating to confidentiality, non-disclosure and non-competition, which covenants shall be contained in the applicable Benefit Agreement, as defined in Section 4. Designation of a participant in any year shall not require the Compensation Committee to designate such person to receive a Benefit in any other year or, once designated, to receive the same type or amount of a Benefit as granted to the participant in any other year. The Compensation Committee shall consider such factors as it deems pertinent in selecting participants and in determining the type and amount of their respective Benefits.

4. Type of Benefits. Awards under the Plan may be granted in the form of any one or a combination of the following (collectively, “Benefits”): (a) Stock Options, (b) Stock Appreciation Rights, (c) Stock Awards, (d) Stock Units, (e) Other Stock Based Awards, (f) Dividend Equivalent Rights, and (g) Cash Awards. Stock Awards, Stock Units, Other Stock Based Awards and Cash Awards may be designed to qualify as Performance-Based Awards, as described in Section 13 hereof. Benefits awarded to a participant shall be evidenced by written agreements between the Company and the participant (which need not be identical) in such forms as the Compensation Committee may from time to time approve (each a “Benefit Agreement”); provided, however, that in the event of any conflict between the provisions of the Plan and any Benefit Agreement, the provisions of the Plan shall prevail.

5. Common Stock Available Under the Plan; Plan Maximums.

(a) Plan Maximums. Subject to the provisions of this Section 5 and any adjustments made in accordance with Section 16 hereof, the maximum number of shares of Common Stock that may be delivered to participants (including permitted assignees) and their beneficiaries under this Plan shall be equal to two million four hundred seventy three thousand seven hundred fifty (2,473,750) shares of Common Stock, which may be authorized and unissued or treasury shares, all of which may be issued as Incentive Stock Options, under Section 6 of this Plan, if the Compensation Committee so elects. Of the shares of Common Stock reserved for issuance under this Section, no more than nine hundred twenty four thousand three hundred seventy five (924,375) shares may be issued as Full Value Benefits, as defined in Section 5(c) below.

(b) Share Counting Rules.

(i) General. Shares shall be charged against the Plan maximums and the individual maximums of Section 5(c) on the date of grant to the extent such Benefits are denominated in Common Stock and on the date of settlement for any other Benefit which are settled in shares of Common Stock; provided, however, that in the case of a Stock Appreciation Right granted in tandem with a Stock Option, only the number of shares of Common Stock subject to the Stock Option shall be counted.

(ii) Benefits Not Settled in Shares. If all or a portion of a Benefit denominated in shares of Common Stock is not settled in such shares, such shares of Common Stock that are not actually issued and delivered to a participant (or, if permitted by the Compensation Committee, to a participant’s designated transferee) shall not be counted against the total number of shares available for Benefits but shall continue to be counted for purposes of the individual maximums.

(iii) Cancelled/Forfeited Awards. Any shares of Common Stock related to Benefits which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares or are settled in cash in lieu of shares of Common Stock shall be available again for grant under the Plan but shall continue to be counted for purposes of the individual maximums.

(iv) Stock Options; Withholding. To the extent the Compensation Committee permits the exercise price of any Stock Option (or related tax withholding) or Other Stock Based Award or the tax withholding on other Benefits to be satisfied by tendering shares to the Company (by either actual delivery or by attestation), only the number of shares of Common Stock issued, net of the shares of Common Stock tendered, if any, will be deemed delivered for purposes of determining the Plan maximums but such shares shall continue to be counted for purposes of the individual maximums.

(v) Dividends or Dividend Equivalents. The Plan maximums and individual maximums shall not be reduced to reflect any dividends or Dividend Equivalents paid in respect of Benefits made under the Plan that are settled or reinvested in shares of Common Stock or additional Benefits under the Plan; provided, however, that if a dividend or Dividend Equivalent is granted in respect of an Appreciation Benefit, as defined below in Section 5(c)(ii), this rule shall only apply if the payment or settlement of such dividend or Dividend Equivalent is not contingent upon the exercise of the Benefit.

(vi) Substituted Benefit. If the Compensation Committee authorizes the issuance or assumption under this Plan of awards granted under another plan in connection with any merger, consolidation, acquisition of property or stock, or reorganization (such Benefit, a “Substituted Benefit”), such authorization shall not reduce the Plan maximums; provided, however, that if any assumed Substituted Benefits is an Incentive Stock Option such Substituted Benefit shall reduce the maximum number of shares that may be delivered to participants under the Plan pursuant to the exercise of an Incentive Stock Option.

(c) Individual Maximums.

(i) Appreciation Benefits. Stock Options, Stock Appreciation Rights and Other Stock Based Awards designed to provide equity compensation based solely upon the appreciation in the value of stock over an exercise price or base price following the date of grant, are “Appreciation Benefits”. The maximum number of shares of Common Stock with respect to which Appreciation Benefits denominated in such shares may be granted or measured to any Participant in any consecutive 12 month period shall be 250,000 shares.

(ii) “Full Value” Benefits. Stock Awards, Stock Units and Other Stock Based Awards designed to provide equity compensation based upon the value of stock on the date of grant rather than solely on the appreciation of such stock after the date of grant are “Full Value Benefits”. The maximum number of shares of Common Stock with respect to which Full Value Benefits denominated in such shares may be granted or measured to any Participant in any consecutive 36 month period shall be 100,000 shares.

(iii) Maximum Dollar Benefit. The maximum amount of any Benefit denominated in cash that may be paid, credited or vested to any Participant in any consecutive 12 month period shall be $3,000,000.

6. Stock Options.

(a) Stock Options. Stock Options are awards from the Company that enable the holder to purchase a number of shares of Common Stock at the exercise price. Stock Options may be “incentive stock options” within the meaning of Section 422 of the Code (“Incentive Stock Options”), or Stock Options which do not constitute Incentive Stock Options (“Nonqualified Stock Options”).

(b) Authority to Grant. The Compensation Committee shall have the authority to grant to any participant one or more Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights). All Stock Options granted under the Plan shall be Nonqualified Stock Options unless the Benefit Agreement expressly states that the Stock Option is intended to be an Incentive Stock Option. Each Stock Option shall be subject to such terms and conditions consistent with the Plan as the Compensation Committee may impose from time to time, subject to the limitations of Sections 6(c) through 6(g) below.

(c) Exercise Price. Each Stock Option granted hereunder shall have such per-share exercise price as the Compensation Committee may determine at the date of grant; provided, however, that subject to any additional requirements imposed with respect to Incentive Stock Options under Section 6(f), the per-share exercise price of each Stock Option (i) shall not be less than 100% of the Fair Market Value (as defined in Section 18 below) of the Common Stock on the date the Stock Option is granted, or (ii) in the case of a Stock Option that is a Substituted Benefit shall not be less than the exercise price necessary to ensure that the Stock Option is excluded from coverage under Section 409A of the Code.

(d) Payment of Exercise Price. The exercise price of a Stock Option may be paid in cash, check or other readily available funds or, in the discretion of the Compensation Committee, by tendering shares of Common Stock of the Company then owned by the participant or by a combination of these methods. In the discretion of the Compensation Committee, payment also may be made by delivering a properly executed exercise notice to the Company together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds to pay the exercise price. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. The Compensation Committee may prescribe any other method of paying the exercise price that it determines to be consistent with applicable law and the purposes of the Plan, including, without limitation, in lieu of the exercise of a Stock Option by tendering shares of Common Stock of the Company then owned by a participant, providing the Company with a notarized statement attesting to the number of shares owned, in which case upon verification by the Company, the Company would issue to the participant only the number of incremental shares to which the participant is entitled upon exercise of the Stock Option. In determining which methods a participant may utilize to pay the exercise price, the Compensation Committee may consider such factors as it determines are appropriate.

(e) Exercise Period. Except as otherwise provided in this Section 6(e), Stock Options granted under the Plan shall be vested and exercisable at such time or times and subject to such terms and conditions as shall be determined by the Compensation Committee. All Stock Options shall terminate at such earlier times and upon such conditions or circumstances as the Compensation Committee shall in its discretion set forth in the Benefit Agreement relating to the Stock Option grant.

(i) Expiration. No Stock Option shall be exercisable later than seven years after the date it is granted except in the event of a participant’s death or termination of service due to disability, in which case, the exercise period of such participant’s Stock Option shall be extended beyond such period but no longer than one year after the participant’s death or termination of service due to disability.

(ii) Vesting. No Stock Option shall be exercisable earlier than the second anniversary of the date of grant except (1) in the event of a participant’s death, termination of service due to disability or a Change in Control, in which case, the Compensation Committee may provide for an earlier exercise date, and (2) in the case of a Stock Option which is a Substituted Benefit in which case the Stock Option shall be exercisable at such times as the original award was exercisable; provided, however, that the Compensation Committee shall have the discretion to grant Stock Options that are not subject to the foregoing vesting provisions.

(f) Limitations on Incentive Stock Options. Incentive Stock Options may be granted only to participants who are employees of the Company or one of its subsidiaries (within the meaning of Section 424(f) of the Code) at the date of grant. The aggregate Fair Market Value (determined as of the time the Stock Option is granted) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a participant during any calendar year (under all option plans of the Company and of any parent corporation or subsidiary corporation (as defined in Sections 424(e) and (f) of the Code, respectively)) shall not exceed $100,000. For purposes of the preceding sentence, Incentive Stock Options will be taken into account in the order in which they are granted. The per-share exercise price of an Incentive Stock Option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant, and no Incentive Stock Option may be exercised later than ten years after the date it is granted; provided, however, that Incentive Stock Options may not be granted to any participant who, at the time of grant, owns stock possessing (after the application of the attribution rules of Section 424(d) of the Code) more than 10% of the total combined voting power of all classes of stock of the Company or any parent or subsidiary corporation of the Company, unless the exercise price is fixed at not less than 110% of the Fair Market Value of the Common Stock on the date of grant and the exercise of such Incentive Stock Option is prohibited by its terms after the expiration of five years from the date of grant of such Incentive Stock Option. If a Stock Option is intended to be an Incentive Stock Option, and if for any reason such Stock Option (or any portion thereof) shall not qualify as an Incentive Stock Option, then, to the extent of such nonqualification, such Stock Option (or portion thereof) shall be regarded as a Nonqualified Stock Option appropriately granted under the Plan; provided that such Stock Option (or portion thereof) otherwise complies with the Plan’s requirement relating to Nonqualified Stock Options.

(g) Rights as a Shareholder. No participant shall have any rights to dividends or other shareholder rights with respect to shares of Common Stock subject to a Stock Option until the participant has given written notice of exercise of the Stock Option, paid in full for such shares, received such shares from the Company and, if applicable, has satisfied any other conditions imposed by the Compensation Committee pursuant to the Plan or any Benefit Agreement.

7. Stock Appreciation Rights.

(a) Stock Appreciation Rights. A Stock Appreciation Right is a right to receive a payment in cash, Common Stock or a combination thereof, in an amount equal to the excess of (i) the Fair Market Value, or other specified valuation (which shall be no greater than the Fair Market Value), of a specified number of shares of Common Stock on the date the right is exercised over (ii) the Fair Market Value, or other specified valuation (which, (1) shall be no less than 100% the Fair Market Value of such shares of Common Stock on the date the right is granted, or (2) in the case of a Stock Appreciation that is a Substituted Benefit shall not be less than the amount necessary to ensure that the Stock Appreciation Right is excluded from coverage under Section 409A of the Code); provided, however, that if a Stock Appreciation Right is granted in tandem with or in substitution for a Stock Option, Fair Market Value in clause (ii) above shall be the Fair Market Value of a share of Common Stock on the date such Stock Option was granted.

(b) Authority to Grant. The Compensation Committee shall have the authority to grant Stock Appreciation Rights to the holders of any Stock Options granted hereunder. In addition, Stock Appreciation Rights may be granted independently of, and without relation to, Stock Options.

(c) Terms. Except as otherwise provided herein, each Stock Appreciation Right shall be subject to such terms and conditions as the Compensation Committee shall impose from time to time:

(i) Expiration. No Stock Appreciation Right shall be exercisable later than seven years after the date it is granted except in the event of a participant’s death or termination of service due to disability, in which case, the exercise period of such participant’s Stock Appreciation Rights shall be extended beyond such period but no longer than one year after the participant’s death or termination of service due to disability.

(ii) Vesting. No Stock Appreciation Right shall be exercisable earlier than the second anniversary of the date of grant except (1) in the event of a participant’s death, termination of service due to disability or a Change in Control, in which case, the Compensation Committee may provide for an earlier exercise date, and (2) in the case of a Stock Appreciation Right which is a Substituted Benefit in which case the Stock Appreciation Right may be exercised at such times as the original award was exercisable; provided, however, that the Compensation Committee shall have the discretion to grant Stock Appreciation Rights that are not subject to the foregoing vesting provisions.

8. Stock Awards.

(a) Stock Award. A Stock Award is an award that results in the issuance or transfer of Common Stock to a participant with or without payment therefore. Stock Awards can be used by the Company to pay earned compensation, including earned incentive compensation under other Company programs. If a Stock Award provides for the grant of Common Stock that is subject to a substantial risk of forfeiture that lapses in accordance with a vesting schedule, such Stock Award may be referred to as a Restricted Stock Award. If the issuance or vesting of a Stock Award is contingent upon the satisfaction of performance criteria, such Stock Award may be referred to as a Performance Stock Award. If a participant is granted a right to receive Common Stock on a fixed future date or upon the occurrence of a particular event such Stock Award may be referred to as Deferred Stock Award.

(b) Authority to Grant. The Compensation Committee shall have the authority to grant Stock Awards.

(c) Terms. Except as otherwise provided herein, each Stock Award shall be subject to such terms and conditions as the Compensation Committee shall impose from time to time, including, without limitation, restrictions on the sale or other disposition of shares subject to the Stock Award and the right of the Company to reacquire such shares for no consideration upon termination of the participant’s employment within specified periods.

(i) Vesting. No Stock Award shall vest solely on the basis of time more rapidly than pro rata over a two year period following the date of the award except (1) in the event of a participant’s death, termination of service due to disability or a Change in Control, in which case the Compensation Committee may provide for accelerated vesting, (2) subject to Section 8(c)(ii) below, in the case of a Performance Stock Award, which shall vest in accordance with its terms when performance conditions are satisfied, (3) in the case of a Stock Award granted to pay incentive compensation earned under other Company programs, which may be fully vested when granted, and (4) in the case of a Stock Award which is a Substituted Benefit or which is issued to a newly hired participant to replace awards granted by a former employer or entity to which such participant provided services, in which case such Stock Award shall vest in accordance with the vesting schedule of the original or forfeited award (or in the case of a Stock Award to a new hire, on the first anniversary of the date of grant, if later); provided, however, that the Compensation Committee shall have the discretion to grant Stock Awards that are not subject to the foregoing vesting provisions.

(ii) Performance Stock. The performance period established with respect to any Performance Stock Award shall not be less than one year. Performance Stock may be designed as Performance-Based Awards which qualify under Section 162(m) of the Code.

(iii) Deferred Stock. No Deferred Stock Award shall provide for the delivery of Common Stock prior to the expiration of one year following the date of the award except in the event of a participant’s death, termination of service due to disability or a Change in Control, in which case the Compensation Committee may provide for earlier delivery of the Common Stock.

(iv) Rights as a Shareholder. Each Stock Award shall specify whether the participant shall have, with respect to the shares of Common Stock subject to the Stock Award, all of the rights of a holder of shares of Common Stock of the Company, including the right to receive dividends and to vote the shares.

(d) Additional Conditions. The Compensation Committee may require the participants who receive Stock Awards to deliver a duly signed stock power, endorsed in blank, relating to the Common Stock covered by a Stock Award. The Compensation Committee also may require that the stock certificates evidencing shares subject to a Stock Award be held in custody or bear restrictive legends until the restrictions thereon shall have lapsed.

9. Stock Units.

(a) Stock Unit. A “Stock Unit” is a notional unit representing one share of Common Stock. If a Stock Unit is subject to a vesting schedule, such Stock Unit may be referred to as a Restricted Stock Unit. If the issuance or vesting of a Stock Unit is contingent upon the satisfaction of performance criteria, such Stock Award may be referred to as a Performance Unit. If a participant is granted a Stock Unit which will be settled on a fixed future date or upon the occurrence of a particular event such Stock Unit may be referred to as a Deferred Stock Unit.

(b) Authority to Grant. The Compensation Committee shall have the authority to grant Stock Units to participants hereunder, which are settled in cash, shares of Common Stock or other Benefits. If Stock Units will be settled in shares of Common Stock, such shares may be issued with or without payments or other consideration therefore, as may be required by applicable law or as may be determined by the Compensation Committee.

(c) Terms. Except as otherwise provided herein, the Compensation Committee shall determine the criteria for the vesting and settlement of Stock Units, including whether the participant may defer such payment pursuant to a valid deferral agreement. Any such deferral shall comply with Section 409A of the Code.

(i) Vesting. No Stock Unit shall vest solely on the basis of time more rapidly than pro rata over a two year period following the date of the award except (1) in the event of a participant’s death, termination of service due to disability or a Change in Control, in which case the Compensation Committee may provide for accelerated vesting, (2) subject to Section 9(c)(ii) below, in the case of a Performance Unit, which shall vest in accordance with its terms when performance conditions are satisfied, and (3) in the case of a Stock Unit which is a Substituted Benefit or which is granted to a newly hired participant to replace awards granted by a former employer or entity to which such participant provided services, in which case such Stock Unit shall vest in accordance with the vesting schedule of the original or forfeited award (or in the case of a Stock Unit to a new hire, on the first anniversary of the date of grant, if later); provided, however, that the Compensation Committee shall have the discretion to grant Stock Units that are not subject to the foregoing vesting provisions.

(ii) Performance Unit. The performance period established with respect to any Performance Unit shall not be less than one year. Performance Units may be designed as Performance-Based Awards which qualify under Section 162(m) of the Code.

(iii) Deferred Stock Unit. No Deferred Stock Units shall provide for settlement prior to the expiration of one year following the date of the award except in the event of a participant’s death, termination of service due to disability or a Change in Control, in which case, the Compensation Committee may provide for earlier settlement.

10. Other Stock Based Awards.

(a) Other Stock Based Awards. An “Other Stock-Based Award” is an equity-based or equity-related award denominated in shares of Common Stock or an equivalent measurement based on the equity of the Company which are not otherwise described by the terms of the Plan and may include, without limitation, the sale of unrestricted shares of Common Stock or an award designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Other Stock Based Awards may be designed as either Appreciation Benefits or Full Value Benefits. Other Stock Based Awards may be designed as Performance Based Awards which qualify under Section 162(m) of the Code.

(b) Authority. The Compensation Committee shall have the authority to grant Other Stock Based Awards.

(c) Terms. Except as otherwise provided herein, the Compensation Committee shall have the authority to determine all of the terms of the Other Stock Based Awards; provided, however, that subject to Section 15 related to grants made to participants subject to the tax laws of foreign jurisdictions, the Compensation Committee shall ensure that the terms of the Other Stock Based Awards are not more favorable to the participants than similar Benefits provided for under the Plan. Specifically, subject to Section 15,

(i) Full Value Benefits—Other Stock Based Awards which are Full Value Benefits shall, subject to similar exceptions provided under Section 8 and 9, (1) not provide for time vesting more rapidly than pro rata over two years, (2) not provide a shorter performance period than one year, and (3) not provide for settlement prior to the expiration of one year; provided, however, that the Compensation Committee shall have the discretion to grant Other Stock Based Awards that are not subject to the foregoing vesting provisions; and

(ii) Appreciation Benefits—Other Stock Based Awards which are Appreciation Benefits shall (1) be granted with an exercise price or base value that is not less than 100% of Fair Market Value, (2) subject to similar exceptions provided under Sections 6 and 7, not provide for time vesting prior to the expiration of two years following the date of grant, and (3) subject to similar exceptions provided under Sections 6 and 7, expire no later than seven years after the date of grant; provided, however, that the Compensation Committee shall have the discretion to grant Other Stock Based Awards that are not subject to the foregoing vesting provisions.

11. Dividend Equivalent Rights.

(a) Dividend Equivalent Right. A “Dividend Equivalent Right” is the right to receive the amount of any dividend paid on one share of Common Stock. Dividend Equivalent Rights shall be payable in cash, share of Common Stock or in the form of additional Benefits.

(b) Authority to Grant. The Compensation Committee is authorized to grant dividend equivalent rights on Shares that are subject to any Benefit.

(c) Terms. Dividend Equivalent Rights shall be credited as of dividend payment dates during the period between the date the Benefit is granted and the date the Benefit is exercised, vested, expired, credited or paid. Dividend Equivalent Rights shall be converted to cash, shares of Common Stock or additional Benefits by such formula and at such time and subject to such limitations as is determined by the Compensation Committee. Dividend Equivalents granted with respect to any Stock Option or Stock Appreciation Right may be payable regardless of whether such Stock Option or Stock Appreciation Right is subsequently exercised.

12. Cash Awards.

The Compensation Committee is authorized to grant Benefits to participants denominated in cash in such amounts and subject to such terms and conditions as the Compensation Committee may determine. Such Benefits shall be referred to as “Cash-Based Awards.” Each such Cash-Based Award shall specify a payment amount or payment range as determined by the Compensation Committee.

13. Performance-Based Awards.

(a) Performance-Based Awards. The Compensation Committee is authorized to design Stock Awards, Stock Units, Other Stock Based Awards and Cash Awards so that the amounts or shares of Common Stock payable or distributed pursuant to such Benefit are treated as “qualified performance based compensation” within the meaning Section 162(m) of the Code and related regulations. As determined by the Compensation Committee in its sole discretion, either the granting or vesting of such Performance-Based Awards shall be based on achievement of hurdle rates and/or growth rates in one or more business criteria that apply to the individual participant, one or more business units, divisions, subsidiaries or business segments or the Company as a whole.

(b) Business Criteria. The Compensation Committee may use any of the following business criteria, individually or in combination, in designing a Performance-Based Award: (i) revenue growth, (ii) premium growth, (iii) policy growth; (iii) earnings (including earnings before taxes, earnings before interest and taxes or earnings before interest, taxes, depreciation and amortization), (iv) operating income; (v) pre- or after-tax income; (vi) cash flow (before or after dividends); (vii) cash flow per share (before or after dividends); (viii) earnings per share; (ix) return on equity; (x) return on capital (including return on total capital or return on invested capital); (xi) cash flow return on investment; (xii) return on assets; (xiii) economic value added (or an equivalent metric); (xiv) market share or penetration; (xv) share price performance; (xvi) total shareholder return; (xvii) improvement in or attainment of expense levels or expenses ratios; (xviii) employee and/or agent satisfaction (xix) customer satisfaction; (xxi) customer retention; and (xxii) rating agency ratings. In addition, Performance-Based Awards may include comparisons to the performance of other companies or an index covering multiple companies, such performance to be measured by one or more of the foregoing business criteria. Furthermore, the measurement of performance against goals may exclude or adjust for the impact of certain events or occurrences that were not budgeted or planned for in setting the goals, including, among other things, the impact of charges for restructurings, discontinued operations, extraordinary items and other unusual or non-recurring items, and the cumulative effects of tax or accounting changes, each as defined by generally accepted accounting principles as identified in the financial statements, notes to the financial statements or management’s discussion or analysis or other SEC filing.

(c) Procedure. For each Performance-Based Award, the Compensation Committee shall establish in writing, no later than 90 days after the commencement of a performance period (but in no event after one-quarter of such period has elapsed) (i) the performance goals applicable to the performance period specifying in terms of an objective formula or standard the method for computing the amount of compensation payable to the participant if such performance goals are achieved and (ii) the individual employees or class of employees to which such performance goals apply. No Performance-Based Awards shall be payable to or vest with respect to any participant for a given period until the Compensation Committee certifies in writing that the objective performance goals (and any other material terms) applicable to such period have been satisfied. The Compensation Committee shall not have the authority to increase the amount of compensation payable upon attainment of the performance goals but may reduce or eliminate compensation, provided the Benefit Agreement so permits.

14. Section 409A of the Code.

(a) Compliance. Notwithstanding anything herein or in any Benefit Agreement to the contrary, (i) this Plan and any Benefit shall be interpreted in accordance with Section 409A of the Code, Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the Effective Date, (ii) in the event that the Compensation Committee determines that the Plan and/or Benefits are subject to Section 409A of the Code, the Compensation Committee may, in its sole discretion and without a participant’s prior consent, amend the Plan and/or Benefits, adopt policies and procedures, or take any other actions (including amendments, policies, procedures and actions with retroactive effect) as are necessary or appropriate to (1) exempt the Plan and/or any Benefits from the application of Section 409A of the Code, (2) preserve the intended tax treatment of any such Benefit, and (3) comply with the requirements of Section 409A of the Code, including any regulations or other interpretive guidance that may be issued after the grant of any Benefit. Notwithstanding the foregoing, neither the Compensation Committee nor the Company is obligated to ensure that Benefits comply with Section 409A of the Code or to take any actions to ensure such compliance.

(b) Specified Payment Date. To the extent not otherwise specified in the applicable Benefit Agreement, each Benefit shall be paid or otherwise settled on or as soon as practicable after the amount due is determinable and no longer subject to a substantial risk of forfeiture, but in no event later than the 15th day of the third month from the end of (i) the participant’s tax year that includes the applicable payment date, or (ii) the Company’s tax year that includes the applicable payment date, whichever is later.

15. Foreign Laws. The Compensation Committee may grant Benefits to individual participants who are subject to the tax laws of nations other than the United States, which Benefits may have terms and conditions which the Compensation Committee determines to be necessary to comply with applicable foreign laws. The Compensation Committee may take any action which it deems advisable to obtain approval of such Benefits by the appropriate foreign governmental entity; provided, however, that no Benefits may be granted pursuant to this Section 15 and no action may be taken which would result in a violation of the Exchange Act, the Code or any other applicable law.

16. Adjustment Provisions; Change in Control.

(a) Adjustments. If there shall be any change in the Common Stock of the Company, through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, reverse stock split, split up, spinoff, combination of shares, exchange of shares, dividend in kind or other like change in capital structure or distribution (other than normal cash dividends) to stockholders of the Company, an adjustment shall be made to each outstanding Stock Option and Stock Appreciation Right such that each such Stock Option and Stock Appreciation Right shall thereafter be exercisable for such securities, cash and/or other property as would have been received in respect of the Common Stock subject to such Stock Option or Stock Appreciation Right had such Stock Option or Stock Appreciation Right been exercised in full immediately prior to such change or distribution, and such an adjustment shall be made successively each time any such change shall occur. In addition, in the event of any such change or distribution or any extraordinary dividend or distribution of cash or other assets, in order to prevent dilution or enlargement of participants’ rights under the Plan, the Compensation Committee shall adjust, in an equitable manner, the number and kind of shares that may be issued and granted under the Plan, the number and kind of shares subject to outstanding Benefits, the exercise price applicable to outstanding Benefits, and the Fair Market Value of the Common Stock and other value determinations or affected terms applicable to outstanding Benefits. The Compensation Committee shall also make appropriate adjustments to the terms of any Benefits (other than Benefits intended to constitute Performance-Based Awards unless permitted under Section 162(m) of the Code) to reflect such changes or distributions (and any extraordinary dividend or distribution of cash or other assets) and to modify corresponding terms of such outstanding Benefits. Such changes may include modifications of performance targets and changes in the length of performance periods. In addition, the Compensation Committee shall make adjustments to the terms and conditions of, and the criteria included in, Benefits in recognition of unusual or nonrecurring events affecting the Company or the financial statements of the Company, or in response to changes in applicable laws, regulations, or accounting principles (except that with respect to Stock Options, Stock Appreciation Rights, and other Benefits intended to constitute Performance-Based Awards, such adjustments shall not be made unless permitted under Section 162(m) of the Code).

(b) Change in Control. Notwithstanding any other provision of this Plan, in the event of a Change in Control (as defined below), the Compensation Committee, in its discretion, may take such actions as it deems appropriate with respect to outstanding Benefits, including, without limitation, accelerating the exercisability or vesting of such Benefits, providing for the assumption of all Benefits by the continuing entity or such other actions provided in an agreement approved by the Board in connection with a Change in Control and such Benefits shall be subject to the terms of such agreement as the Compensation Committee, in its discretion, shall determine. The Compensation Committee, in its discretion, may determine that, upon the occurrence or in anticipation of and subject to the occurrence of a Change in Control of the Company, each Stock Option and Stock Appreciation Right outstanding hereunder shall terminate within a specified number of days after notice to the holder. In addition, the Compensation Committee may provide that each such holder shall receive, with respect to each share of Common Stock subject to such Stock Option or Stock Appreciation Right, an amount equal to the excess of the Fair Market Value of such shares of Common Stock immediately prior to the occurrence of such Change in Control over the exercise price per share of such Stock Option or Stock Appreciation Right; such amount to be payable in cash, in one or more kinds of property (including the property, if any, payable in the transaction) or in a combination thereof, as the Compensation Committee, in its discretion, shall determine. For purposes of this Section 16(b), a “Change in Control” of the Company shall be deemed to have occurred upon any of the following events:

(i) Any person(s) acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (other than the Company, any subsidiary, or any “permitted holder” as defined below) shall “beneficially own” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, at least 35% of the total voting power of all classes of capital stock of the Company entitled to vote generally in the election of the Board;

(ii) Either (A) “incumbent directors”, as defined below, shall cease for any reason to constitute at least a majority of the members of the Board (for these purposes, an “incumbent director” shall mean any member of the Board as of the Effective Date, and any successor of a incumbent director whose election, or nomination for election by the Company’s shareholders was approved by at least a majority of the current directors then on the Board), or (B) at any meeting of the shareholders of the Company called for the purpose of electing directors, a majority of the persons nominated by the Board for election as directors shall fail to be elected;

(iii) Consummation of a merger or consolidation of the Company (A) in which the Company is not the continuing or surviving corporation (other than a consolidation or merger with a wholly-owned subsidiary of the Company in which all shares of Common Stock outstanding immediately prior to the effectiveness thereof are changed into or exchanged for common stock of the subsidiary) or (B) pursuant to which all shares of Common Stock are converted into cash, securities or other property, except in either case, a consolidation or merger of the Company in which the holders of the shares of Common Stock immediately prior to the consolidation or merger have, directly or indirectly, at least a majority of the shares of Common Stock of the continuing or surviving corporation immediately after such consolidation or merger or in which the Board immediately prior the merger or consolidation would, immediately after the merger or consolidation, constitute a majority of the board of directors of the continuing or surviving corporation; or

(iv) Consummation of a plan of complete liquidation of the Company.

(v) The consummation of a sale or other disposition (in one transaction or a series of transactions) of all or substantially all of the assets of the Company.

17. Nontransferability. Each Benefit granted under the Plan to a participant (other than a Stock Award for which there are no transfer restrictions) shall not be transferable otherwise than by will or the laws of descent and distribution, and shall be exercisable, during the participant’s lifetime, only by the participant. In the event of the death of a participant, each Stock Option or Stock Appreciation Right theretofore granted to him or her shall be exercisable during such period after his or her death as the Compensation Committee shall in its discretion set forth in the Benefit Agreement at the date of grant, subject to the restrictions set forth in Sections 6 and 7 herein, and then only by the executor or administrator of the estate of the deceased participant or the person or persons to whom the deceased participant’s rights under the Stock Option or Stock Appreciation Right shall pass by will or the laws of descent and distribution. Notwithstanding the foregoing, at the discretion of the Compensation Committee, a Benefit other than an Incentive Stock Option may permit the transferability of a Benefit (i) by a participant solely to the participant’s spouse, siblings, parents, children and grandchildren or a charitable organization that is exempt under Section 501(c)(3) of the Code or to trusts for the benefit of such persons or partnerships, corporations, limited liability companies or other entities owned solely by such persons, including trusts for such persons, subject to any restriction included in the Benefit Agreement or to the participant’s former spouse in accordance with a domestic relations order, or (ii) by a participant who is a non-employee director of the Company to the entity that employs such participant or to its affiliate.

18. Fair Market Value. For purposes of this Plan and any Benefits awarded hereunder, Fair Market Value shall be the average of the high and low prices of the Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date) if the Common Stock is readily tradeable on a national securities exchange or other market system, and if the Common Stock is not readily tradeable, Fair Market Value shall mean the amount determined in good faith by the Compensation Committee as the fair market value of the Common Stock upon the reasonable application of a reasonable valuation method.

19. Withholding. All payments or distributions of Benefits made pursuant to the Plan shall be net of any amounts required to be withheld pursuant to applicable federal, state and local tax-withholding requirements at the minimum statutory withholding rates. Notwithstanding the foregoing, if the

Company proposes or is required to distribute Common Stock pursuant to the Plan, it may require the recipient to remit to it or to the corporation that employs such recipient an amount sufficient to satisfy such tax withholding requirements prior to the delivery of any certificates for such Common Stock. The Compensation Committee shall determine whether the recipient may make such remittance by (i) tendering shares of Common Stock of the Company then owned by the participant, (ii) providing the Company with a notarized statement attesting to the number of shares owned, in which case upon verification by the Company, the Company would issue to the participant only the number of incremental shares above the amount of the withholding obligation to which the participant is entitled in respect of the Benefit, or (iii) delivering a copy of irrevocable instructions to a broker to deliver promptly to the Company (or to the corporation that employs such recipient, if applicable) the amount of sale proceeds (from the sale of shares of Common Stock subject to the Benefit) to satisfy such tax withholding requirements. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms. In lieu thereof, the Company or the employing corporation shall have the right to withhold the amount of such taxes from any other sums due or to become due from such corporation to the recipient as the Compensation Committee shall prescribe. The Compensation Committee may, in its discretion and subject to such rules as it may adopt (including any as may be required to satisfy applicable tax and/or non-tax regulatory requirements), permit an optionee, or an award or right holder to pay all or a portion of the federal, state and local withholding taxes arising in connection with any Benefit consisting of shares of Common Stock by electing to have the Company withhold shares of Common Stock having a Fair Market Value equal to the amount of tax to be withheld at the minimum statutory withholding rates.

20. Tenure. A participant’s right, if any, to continued employment or service of Company or any of its subsidiaries as an officer, employee, or otherwise, shall not be enlarged or otherwise affected by his or her designation as a participant under the Plan.

21. Unfunded Plan. Participants shall have no right, title, or interest whatsoever in or to any investments that the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any participant, beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

22. No Fractional Shares. No fractional shares of Common Stock shall be issued or delivered pursuant to the Plan or any Benefit. The Compensation Committee shall determine whether cash, or Benefits, or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.

23. Amendment, Termination, Duration. The Compensation Committee may, at any time and from time to time, alter, amend, modify, suspend, or terminate the Plan and any Benefit in whole or in part; provided, however, that, without the prior approval of the Company’s shareholders, Stock Options or Stock Appreciation Rights and any Other Stock Based Award that is not a Full Value Benefit which is issued under the Plan will not be repriced, replaced, or regranted through cancellation or by lowering the exercise price or grant price of a previously granted Benefit or cancelled while the per share exercise price is lower than the Fair Market Value of a share of Common Stock on the date of such cancellation in exchange for a cash payment, and no amendment of the Plan shall be made without shareholder approval if shareholder approval is required by law, regulation, or stock exchange rule; and provided, further, no Benefit may be amended if such amendment is prohibited by the applicable terms of the Benefit Agreement. No Benefit shall be granted under the Plan more than ten years after the Effective Date. After the Plan is terminated in accordance with this Section 23, no Benefits may be granted but any Benefit previously granted shall remain outstanding in accordance with the terms and conditions of the Plan and the Benefit Agreement.

24. Governing Law. This Plan, Benefits granted hereunder and actions taken in connection herewith shall be governed and construed in accordance with the laws of the State of Delaware (regardless of the law that might otherwise govern under applicable Delaware principles of conflict of laws).

25. Effective Date. The Plan shall be effective as of the date October 17, 2006 and as amended by the Committee or the Board of Directors.

Appendix C—Employee Stock Purchase Plan

Silicon Graphics, Inc.

2007 Employee Stock Purchase Plan

Adopted by the Board of Directors: September 17, 2007

1. General.

(a) The purpose of the Plan is to provide a means by which Employees of the Company and certain designated Related Corporations may be given an opportunity to purchase shares of the Common Stock of the Company.

(b) The Company, by means of the Plan, seeks to retain the services of such Employees, to secure and retain the services of new Employees and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Related Corporations.

(c) The Company intends that the Purchase Rights be considered options issued under an Employee Stock Purchase Plan.

2. Administration.

(a) The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee, as provided in Section 2(c).

(b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine when and how Purchase Rights to purchase shares of Common Stock shall be granted and the provisions of each Offering of such Purchase Rights (which need not be identical).

(ii) To designate from time to time which Related Corporations of the Company shall be eligible to participate in the Plan.

(iii) To construe and interpret the Plan and Purchase Rights, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iv) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States.

(v) To amend the Plan as provided in Section 13.

(vi) Generally, to exercise such powers and to perform such acts as it deems necessary or expedient to promote the best interests of the Company and its Related Corporations and to carry out the intent that the Plan be treated as an Employee Stock Purchase Plan.

(c) The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the

Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(d) All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

3. Shares of Common Stock Subject to the Plan.

(a) Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, the shares of Common Stock that may be sold pursuant to Purchase Rights shall not exceed in the aggregate five hundred thousand (500,000) shares of Common Stock.

(b) If any Purchase Right granted under the Plan shall for any reason terminate without having been exercised, the shares of Common Stock not purchased under such Purchase Right shall again become available for issuance under the Plan.

(c) The stock purchasable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4. Grant of Purchase Rights; Offering.

(a) The Board may from time to time grant or provide for the grant of Purchase Rights to purchase shares of Common Stock under the Plan to Eligible Employees in an Offering (consisting of one or more Purchase Periods) on an Offering Date or Offering Dates selected by the Board. Each Offering shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate, which shall comply with the requirement of Section 423(b)(5) of the Code that all Employees granted Purchase Rights shall have the same rights and privileges. The terms and conditions of an Offering shall be incorporated by reference into the Plan and treated as part of the Plan. The provisions of separate Offerings need not be identical, but each Offering shall include (through incorporation of the provisions of this Plan by reference in the document comprising the Offering or otherwise) the period during which the Offering shall be effective, which period shall not exceed twenty-seven (27) months beginning with the Offering Date, and the substance of the provisions contained in Sections 5 through 8, inclusive.

(b) If a Participant has more than one Purchase Right outstanding under the Plan, unless he or she otherwise indicates in agreements or notices delivered hereunder: (i) each agreement or notice delivered by that Participant shall be deemed to apply to all of his or her Purchase Rights under the Plan, and (ii) a Purchase Right with a lower exercise price (or an earlier-granted Purchase Right, if different Purchase Rights have identical exercise prices) shall be exercised to the fullest possible extent before a Purchase Right with a higher exercise price (or a later-granted Purchase Right if different Purchase Rights have identical exercise prices) shall be exercised.

(c) The Board shall have the discretion to structure an Offering so that if the Fair Market Value of the shares of Common Stock on the first day of a new Purchase Period within that Offering is less than or equal to the Fair Market Value of the shares of Common Stock on the Offering Date, then (i) that Offering shall terminate immediately, and (ii) the Participants in such terminated Offering shall be automatically enrolled in a new Offering beginning on the first day of such new Purchase Period.

5. Eligibility.

(a) Purchase Rights may be granted only to Employees of the Company or, as the Board may designate as provided in Section 2(b), to Employees of a Related Corporation. Except as provided in Section 5(b), an Employee shall not be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee has been in the employ of the Company or the Related Corporation, as the case may be, for such continuous period preceding such Offering Date as the Board may require, but in no event shall the required period of continuous employment be greater than two (2) years. In addition, the Board may provide that no Employee shall be eligible to be granted Purchase Rights under the Plan unless, on the Offering Date, such Employee’s customary employment with the Company or the Related Corporation is more than twenty (20) hours per week and more than five (5) months per calendar year or such other criteria as the Board may determine consistent with Section 423 of the Code.

(b) The Board may provide that each person who, during the course of an Offering, first becomes an Eligible Employee shall, on a date or dates specified in the Offering which coincides with the day on which such person becomes an Eligible Employee or which occurs thereafter, receive a Purchase Right under that Offering, which Purchase Right shall thereafter be deemed to be a part of that Offering. Such Purchase Right shall have the same characteristics as any Purchase Rights originally granted under that Offering, as described herein, except that:

(i) the date on which such Purchase Right is granted shall be the “Offering Date” of such Purchase Right for all purposes, including determination of the exercise price of such Purchase Right;

(ii) the period of the Offering with respect to such Purchase Right shall begin on its Offering Date and end coincident with the end of such Offering; and

(iii) the Board may provide that if such person first becomes an Eligible Employee within a specified period of time before the end of the Offering, he or she shall not receive any Purchase Right under that Offering.

(c) No Employee shall be eligible for the grant of any Purchase Rights under the Plan if, immediately after any such Purchase Rights are granted, such Employee owns stock possessing five percent (5%) or more of the total combined voting power or value of all classes of stock of the Company or of any Related Corporation. For purposes of this Section 5(c), the rules of Section 424(d) of the Code shall apply in determining the stock ownership of any Employee, and stock which such Employee may purchase under all outstanding Purchase Rights and options shall be treated as stock owned by such Employee.

(d) As specified by Section 423(b)(8) of the Code, an Eligible Employee may be granted Purchase Rights under the Plan only if such Purchase Rights, together with any other rights granted under all Employee Stock Purchase Plans of the Company and any Related Corporations, do not permit such Eligible Employee’s rights to purchase stock of the Company or any Related Corporation to accrue at a rate which exceeds twenty five thousand dollars ($25,000) of Fair Market Value of such stock (determined at the time such rights are granted, and which, with respect to the Plan, shall be determined as of their respective Offering Dates) for each calendar year in which such rights are outstanding at any time.

(e) Officers of the Company and any designated Related Corporation, if they are otherwise Eligible Employees, shall be eligible to participate in Offerings under the Plan. Notwithstanding the foregoing, the Board may provide in an Offering that Employees who are highly compensated Employees within the meaning of Section 423(b)(4)(D) of the Code shall not be eligible to participate.

6. Purchase Rights; Purchase Price.

(a) On each Offering Date, each Eligible Employee, pursuant to an Offering made under the Plan, shall be granted a Purchase Right to purchase up to that number of shares of Common Stock purchasable either with a percentage or with a maximum dollar amount, as designated by the Board, but in either case not exceeding fifteen percent (15%) of such Employee’s earnings (as defined by the Board in each Offering) during the period that begins on the Offering Date (or such later date as the Board determines for a particular Offering) and ends on the date stated in the Offering, which date shall be no later than the end of the Offering.

(b) The Board shall establish one (1) or more Purchase Dates during an Offering as of which Purchase Rights granted pursuant to that Offering shall be exercised and purchases of shares of Common Stock shall be carried out in accordance with such Offering.

(c) In connection with each Offering made under the Plan, the Board may specify a maximum number of shares of Common Stock that may be purchased by any Participant on any Purchase Date during such Offering. In connection with each Offering made under the Plan, the Board may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants pursuant to such Offering. In addition, in connection with each Offering that contains more than one Purchase Date, the Board may specify a maximum aggregate number of shares of Common Stock that may be purchased by all Participants on any Purchase Date under the Offering. If the aggregate purchase of shares of Common Stock issuable upon exercise of Purchase Rights granted under the Offering would exceed any such maximum aggregate number, then, in the absence of any Board action otherwise, a pro rata allocation of the shares of Common Stock available shall be made in as nearly a uniform manner as shall be practicable and equitable.

(d) The purchase price of shares of Common Stock acquired pursuant to Purchase Rights shall be an amount equal to eighty-five percent (85%) of the Fair Market Value of the shares of Common Stock on the applicable Purchase Date.

7. Participation; Withdrawal; Termination.

(a) A Participant may elect to authorize payroll deductions pursuant to an Offering under the Plan by completing and delivering to the Company, within the time specified in the Offering, an enrollment form (in such form as the Company may provide). Each such enrollment form shall authorize an amount of Contributions expressed as a percentage of the submitting Participant’s earnings (as defined in each Offering) during the Offering (not to exceed the maximum percentage specified by the Board). Each Participant’s Contributions shall be credited to a bookkeeping account for such Participant under the Plan and shall be deposited with the general funds of the Company except where applicable law requires that Contributions be deposited with a third party. To the extent provided in the Offering, a Participant may begin such Contributions after the beginning of the Offering. To the extent provided in the Offering, a Participant may thereafter reduce (including to zero) or increase his or her Contributions.

(b) During an Offering, a Participant may cease making Contributions and withdraw from the Offering by delivering to the Company a notice of withdrawal in such form as the Company may provide. Such withdrawal may be elected at any time prior to the end of the Offering, except as provided otherwise in the Offering. Upon such withdrawal from the Offering by a Participant, the Company shall distribute to such Participant all of his or her accumulated Contributions (reduced to the extent, if any, such Contributions have been used to acquire shares of Common Stock for the Participant) under the Offering, and such Participant’s Purchase Right in that Offering shall thereupon terminate. A Participant’s withdrawal from an Offering shall have no effect upon such Participant’s eligibility to participate in any other Offerings under the Plan, but such Participant shall be required to deliver a new enrollment form in order to participate in subsequent Offerings.

(c) Purchase Rights granted pursuant to any Offering under the Plan shall terminate immediately upon a Participant ceasing to be an Employee for any reason or for no reason (subject to any post-employment participation period required by law) or other lack of eligibility. The Company shall distribute to such terminated or otherwise ineligible Employee all of his or her accumulated Contributions (reduced to the extent, if any, such Contributions have been used to acquire shares of Common Stock for the terminated or otherwise ineligible Employee) under the Offering.

(d) Purchase Rights shall not be transferable by a Participant except by will, the laws of descent and distribution, or by a beneficiary designation as provided in Section 10. During a Participant’s lifetime, Purchase Rights shall be exercisable only by such Participant.

(e) Unless otherwise specified in an Offering, the Company shall have no obligation to pay interest on Contributions.

8. Exercise of Purchase Rights.

(a) On each Purchase Date during an Offering, each Participant’s accumulated Contributions shall be applied to the purchase of shares of Common Stock up to the maximum number of shares of Common Stock permitted pursuant to the terms of the Plan and the applicable Offering, at the purchase price specified in the Offering. No fractional shares shall be issued upon the exercise of Purchase Rights unless specifically provided for in the Offering.

(b) If any amount of accumulated Contributions remains in a Participant’s account after the purchase of shares of Common Stock and such remaining amount is less than the amount required to purchase one share of Common Stock on the final Purchase Date of an Offering, then such remaining amount shall be held in such Participant’s account for the purchase of shares of Common Stock under the next Offering under the Plan, unless such Participant withdraws from such next Offering, as provided in Section 7(b), or is not eligible to participate in such Offering, as provided in Section 5, in which case such amount shall be distributed to such Participant after the final Purchase Date, without interest. If the amount of Contributions remaining in a Participant’s account after the purchase of shares of Common Stock is at least equal to the amount required to purchase one (1) whole share of Common Stock on the final Purchase Date of the Offering, then such remaining amount shall be distributed in full to such Participant at the end of the Offering, without interest.

(c) No Purchase Rights may be exercised to any extent unless the shares of Common Stock to be issued upon such exercise under the Plan are covered by an effective registration statement pursuant to the Securities Act and the Plan is in material compliance with all applicable federal, state, foreign and other securities and other laws applicable to the Plan. If, on a Purchase Date during any Offering hereunder, the shares of Common Stock are not so registered or the Plan is not in such compliance, no Purchase Rights of any Offering shall be exercised on such Purchase Date, and the Purchase Date shall be delayed until the shares of Common Stock are subject to such an effective registration statement and the Plan is in such compliance, except that the Purchase Date shall not be delayed more than twelve (12) months and the Purchase Date shall in no event be more than twenty-seven (27) months from the Offering Date. If, on the Purchase Date under any Offering hereunder, as delayed to the maximum extent permissible, the shares of Common Stock are not registered and the Plan is not in such compliance, no Purchase Rights of any Offering shall be exercised and all Contributions accumulated during the Offering (reduced to the extent, if any, such Contributions have been used to acquire shares of Common Stock) shall be distributed to the Participants, without interest.

9. Covenants of the Company.

The Company shall seek to obtain from each federal, state, foreign or other regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of Common Stock upon exercise of the Purchase Rights. If, after commercially reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Purchase Rights unless and until such authority is obtained.

10. Designation of Beneficiary.

(a) A Participant may file a written designation of a beneficiary who is to receive any shares of Common Stock and/or cash, if any, from the Participant’s account under the Plan in the event of such Participant’s death subsequent to the end of an Offering but prior to delivery to the Participant of such shares of Common Stock or cash. In addition, a Participant may file a written designation of a beneficiary who is to receive any cash from the Participant’s account under the Plan in the event of such Participant’s death during an Offering. Any such designation shall be on a form provided by or otherwise acceptable to the Company.

(b) The Participant may change such designation of beneficiary at any time by written notice to the Company. In the event of the death of a Participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Participant’s death, the Company shall deliver such shares of Common Stock and/or cash to the executor or administrator of the estate of the Participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its sole discretion, may deliver such shares of Common Stock and/or cash to the spouse or to any one or more dependents or relatives of the Participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

11. Miscellaneous Provisions.

(a) The Plan and Offering do not constitute an employment contract. Nothing in the Plan or in the Offering shall in any way alter the at will nature of a Participant’s employment or be deemed to create in any way whatsoever any obligation on the part of any Participant to continue in the employ of the Company or a Related Corporation, or on the part of the Company or a Related Corporation to continue the employment of a Participant.

(b) The provisions of the Plan shall be governed by the laws of the State of Delaware without resort to that state’s conflicts of laws rules.

(c) Proceeds from the sale of shares of Common Stock pursuant to Purchase Rights shall constitute general funds of the Company.

(d) A Participant shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, shares of Common Stock subject to Purchase Rights unless and until the Participant’s shares of Common Stock acquired upon exercise of Purchase Rights are recorded in the books of the Company (or its transfer agent).

12. Adjustments upon Changes in Common Stock; Corporate Transactions.

(a) In the event of a Capitalization Adjustment, the Board shall equitably adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a); (ii) the class(es) and number of securities subject to outstanding Purchase Rights; and (iii) the class(es) and number of securities imposed by purchase limits under each ongoing Offering. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) In the event of a Corporate Transaction, then: (i) any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue Purchase Rights outstanding under the Plan or may substitute similar rights (including a right to acquire the same consideration paid to the stockholders in the Corporate Transaction) for those outstanding under the Plan, or (ii) if any surviving or acquiring corporation (or its parent company) does not assume or continue such Purchase Rights or does not substitute similar rights for Purchase Rights outstanding under the Plan, then the Participants’ accumulated Contributions shall be used to purchase shares of Common Stock within ten (10) business days prior to the Corporate Transaction under any ongoing Offerings, and the Participants’ Purchase Rights under the ongoing Offerings shall terminate immediately after such purchase.

13. Amendment of the Plan.

(a) The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12(a) relating to Capitalization Adjustments and except as to amendments solely to benefit the administration of the Plan, to take account of a change in legislation or to obtain or maintain favorable tax, exchange control or regulatory treatment for Participants or the Company or any Related Corporation, no amendment shall be effective unless approved by the stockholders of the Company to the extent stockholder approval is necessary for the Plan to satisfy the requirements of Section 423 of the Code or other applicable laws or regulations.

(b) It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Employee Stock Purchase Plans and/or to bring the Plan and/or Purchase Rights into compliance therewith.

(c) The rights and obligations under any Purchase Rights granted before amendment of the Plan shall not be impaired by any amendment of the Plan except: (i) with the consent of the person to whom such Purchase Rights were granted, or (ii) as necessary to comply with any laws or governmental regulations (including, without limitation, the provisions of the Code and the regulations promulgated thereunder relating to Employee Stock Purchase Plans).

14. Termination or Suspension of the Plan.

(a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate at the time that all of the shares of Common Stock reserved for issuance under the Plan, as increased and/or adjusted from time to time, have been issued under the terms of the Plan. No Purchase Rights may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) Any benefits, privileges, entitlements and obligations under any Purchase Rights while the Plan is in effect shall not be impaired by suspension or termination of the Plan except (i) as expressly provided in the Plan or with the consent of the person to whom such Purchase Rights were granted, (ii) as necessary to comply with any laws, regulations or listing requirements, or (iii) as necessary to ensure that the Plan and/or Purchase Rights comply with the requirements of Section 423 of the Code.

15. Effective Date of Plan.

The Plan shall become effective on the Effective Date, but no Purchase Rights shall be exercised unless and until the Plan has been approved by the stockholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

16. Definitions.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Board” means the Board of Directors of the Company.

(b) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Purchase Right after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Committee” means a committee of one (1) or more members of the Board to whom authority has been delegated by the Board in accordance with Section 2(c).

(e) “Common Stock” means the common stock of the Company.

(f) “Company” means Silicon Graphics, Inc., a Delaware corporation.

(g) “Contributions” means the payroll deductions and other additional payments specifically provided for in the Offering that a Participant contributes to fund the exercise of a Purchase Right. A Participant may make additional payments into his or her account, if specifically provided for in the Offering, and then only if the Participant has not already had the maximum permitted amount withheld during the Offering through payroll deductions.

(h) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(i) “Director” means a member of the Board.

(j) “Effective Date” means December 1, 2007.

(k) “Eligible Employee” means an Employee who meets the requirements set forth in the Offering for eligibility to participate in the Offering, provided that such Employee also meets the requirements for eligibility to participate set forth in the Plan.

(l) “Employee” means any person, including Officers and Directors, who is employed for purposes of Section 423(b)(4) of the Code by the Company or a Related Corporation. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(m) “Employee Stock Purchase Plan” means a plan that grants Purchase Rights intended to be options issued under an “employee stock purchase plan,” as that term is defined in Section 423(b) of the Code.

(n) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(o) “Fair Market Value” means the average of the high and low prices of the Common Stock on the date of calculation (or on the last preceding trading date if Common Stock was not traded on such date) if the Common Stock is readily tradeable on a national securities exchange or other market system, and if the Common Stock is not readily tradeable, Fair Market Value shall mean the amount determined in good faith by the Board as the fair market value of the Common Stock upon the reasonable application of a reasonable valuation method.

(p) “Offering” means the grant of Purchase Rights to purchase shares of Common Stock under the Plan to Eligible Employees.

(q) “Offering Date” means a date selected by the Board for an Offering to commence.

(r) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(s) “Participant” means an Eligible Employee who holds an outstanding Purchase Right granted pursuant to the Plan.

(t) “Plan” means this Silicon Graphics, Inc. 2007 Employee Stock Purchase Plan.

(u) “Purchase Date” means one or more dates during an Offering established by the Board on which Purchase Rights shall be exercised and as of which purchases of shares of Common Stock shall be carried out in accordance with such Offering.

(v) “Purchase Period” means a period of time specified within an Offering beginning on the Offering Date or on the next day following a Purchase Date within an Offering and ending on a Purchase Date. An Offering may consist of one or more Purchase Periods.

(w) “Purchase Right” means an option to purchase shares of Common Stock granted pursuant to the Plan.

(x) “Related Corporation” means any “parent corporation” or “subsidiary corporation” of the Company whether now or subsequently established, as those terms are defined in Sections 424(e) and 424(f), respectively, of the Code.

(y) “Securities Act” means the Securities Act of 1933, as amended.

(z) “Trading Day” means any day on which the exchange(s) or market(s) on which shares of Common Stock are listed, whether it be an established stock exchange or otherwise, is open for trading.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

SILICON GRAPHICS, INC.

2007 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Silicon Graphics, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated October 18, 2007, and hereby appoints Kathy Lanterman and Barry Weinert, or either of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2007 Annual Meeting of Stockholders of Silicon Graphics, Inc. to be held on November 19, 2007, at 8:00 a.m., Pacific time, at the offices of Cooley Godward Kronish LLP, 101 California Street, 5th Floor, San Francisco, California and any adjournment(s) thereof and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present on the matters set forth below.

This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR approval of the Management Incentive Plan, and FOR approval of the Employee Stock Purchase Plan and as said proxies deem advisable on such other matters as may properly come before the meeting.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE

☒	Please mark votes as in this example.

This proxy will be voted as directed, or, if no contrary direction is indicated, will be voted FOR the election of directors, FOR the approval of proposals 2 and 3 set forth below, and as said proxies deem advisable on such other matters as may properly come before the meeting.

1.	ELECTION OF DIRECTORS
Nominee for Class I Director: Robert H. Ewald
Nominee for Class I Director: James A. McDivitt

	FOR ☐	WITHHELD ☐	☐	For all nominees except as noted above

2.	APPROVAL OF THE MANAGEMENT INCENTIVE PLAN

	FOR ☐	AGAINST ☐	ABSTAIN ☐

3.	APPROVAL OF THE EMPLOYEE STOCK PURCHASE PLAN

	FOR ☐	AGAINST ☐	ABSTAIN ☐

In their discretion, the proxies are authorized to vote upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

Signature:	Date:

Signature:	Date:

(This Proxy should be marked, dated, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

☐ MARK HERE FOR ADDRESS CHANGE, AND NOTE BELOW